Exhibit 2.1

SHARE PURCHASE AGREEMENT

among:

RACKABLE SYSTEMS, INC.,

a Delaware corporation;

TERRASCALE TECHNOLOGIES INC.,

a Canada Business Corporations Act corporation;

RACKABLE SYSTEMS CANADA ACQUISITION ULC,

an Alberta unlimited liability company;

the SELLING SHAREHOLDERS named herein; and

TUMIT COMMUNICATIONS INC.

as Selling Shareholders’ Agent.

Dated as of August 29, 2006

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (“Agreement”) is made and entered into as of August 29, 2006, by and among: RACKABLE SYSTEMS, INC., a Delaware corporation (“Parent”); RACKABLE SYSTEMS CANADA ACQUISITION ULC, an Alberta unlimited liability company and indirect wholly-owned subsidiary of Parent (“Purchaser”); TERRASCALE TECHNOLOGIES INC., a Canada Business Corporations Act company (“Company”); the Persons listed on Schedule A (the “Selling Shareholders”); and Tumit Communications Inc., as the Selling Shareholders’ Agent (as defined in Section 11.1). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. The Selling Shareholders collectively own all the shares of the outstanding capital stock of the Company and all Company Options, Debentures, Company Warrants to purchase Company Capital Stock, Company Class Z Shares and other rights to acquire Company Capital Stock (the “Company Interests”).

B. The Board of Directors of the Company and the Selling Shareholders, by their execution hereof, have determined that it would be advisable and in the best interests of the Company and the Selling Shareholders that the Selling Shareholders sell or exchange the Company Interests to Purchaser on the terms and subject to the conditions set forth in this Agreement (the “Acquisition”), with the Company becoming a wholly-owned Subsidiary of Purchaser, and, in furtherance thereof, the Board of Directors of the Company has approved the Acquisition, this Agreement and the other transactions to which the Company is a party which are contemplated by this Agreement.

C. Prior to Closing, those Selling Shareholders who are the holders thereof (i) will convert all of the Debentures into Company Class B Shares; (ii) will exercise all of the Company Warrants into Company Common Shares; and (iii) will convert all of the Company Preferred Shares into Company Common Shares.

D. Prior to Closing, (i) the vesting of all unvested Company Options held by Persons who are not Continuing Employees will be accelerated and (ii) all holders of Company Options who are not Continuing Employees will exercise such options for Company Common Shares. Those holders of Company Options who are Continuing Employees will execute an Option Exchange Agreement in the form of Exhibit B (an “Option Exchange Agreement”) pursuant to which they will agree that Parent Options will be substituted for the Company Options held by them as described in Section 1.5.

E. The Selling Shareholders wish to sell or exchange all of the Company Interests to Purchaser or Parent on the terms set forth in this Agreement.

F. Concurrently with the execution of this Agreement and as a material inducement to the willingness of Parent and Purchaser to enter into this Agreement, certain employees of the

Acquired Corporations listed on Schedule B are executing employee offer letters from Parent (the “Offer Letters”), to become effective upon the Closing.

G. Concurrently with the execution of this Agreement and as a material inducement to the willingness of Parent and Purchaser to enter into this Agreement, certain employees of the Acquired Corporations are entering into Consideration Vesting Agreements (the “Vesting Agreements”), to become effective upon the Closing.

H. Concurrently with the execution of this Agreement and as a material inducement to the willingness of Parent and Purchaser to enter into this Agreement, certain Selling Shareholders listed on Schedule C are entering into Noncompetition Agreements (the “Noncompetition Agreements”), to become effective upon the Closing.

I. Prior to the Closing, the Company shall adopt the cash bonus plan substantially in the form of Exhibit C (the “Company Bonus Plan”) providing for aggregate cash bonuses of US$2,549,105 to be made at the Closing.

J. Prior to the Closing, the Company shall adopt the cash bonus plan substantially in the form of Exhibit D (the “Post-Closing Bonus Plan”) providing for aggregate potential cash bonuses of US$386,475.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

1.1 Sale and Purchase of Company Interests. At the Closing (as defined in Section 1.3) the Selling Shareholders shall sell, assign, transfer and deliver the Company Interests to Purchaser, and Purchaser shall purchase the Company Interests from the Selling Shareholders, on the terms and subject to the conditions set forth in this Agreement.

1.2 Purchase Price.

(a) For purposes of this Agreement:

(i) “Aggregate Bonus Amount” shall mean US$2,935,580;

(ii) “Aggregate Bonus Holdback Amount” shall mean US$77,295;

(iii) “Aggregate Escrow Contributors’ Transaction Consideration” shall mean the product of the Aggregate Transaction Value Per Share multiplied by the aggregate number of Escrow Contributing Shares;

(iv) “Aggregate Transaction Value” shall mean Thirty-Eight Million U.S. Dollars (US$38,000,000) minus the amount by which the aggregate Transaction Expenses exceed $150,000, minus the Aggregate Bonus Amount;

(v) “Aggregate Transaction Value Per Share” shall mean the Aggregate Transaction Value divided by the Fully Diluted Company Shares;

(vi) “Bonus Plan Escrow Contribution Percentage” shall mean the percentage obtained by dividing the Aggregate Bonus Amount by the sum of the Aggregate Escrow Contributors’ Transaction Consideration and the Aggregate Bonus Amount;

(vii) “Closing Transaction Value Per Share” shall mean the Aggregate Transaction Value Per Share minus the Escrow Amount Per Share;

(viii) the “Designated Parent Stock Price” shall be the average of the closing sales prices of a share of Parent Common Stock as reported on the Nasdaq Global Market over the ten (10) consecutive trading days ending two (2) trading days before the Closing Date;

(ix) “Escrow Amount” shall mean 10% of the Aggregate Transaction Value;

(x) “Escrow Amount Per Share” shall mean the Escrow Amount divided by the Escrow Contributing Shares;

(xi) “Escrow Contributing Shares” shall mean the sum, without duplication, of (A) the aggregate number of Company Common Shares outstanding immediately prior to the Closing (including any such shares that are subject to a repurchase option or risk of forfeiture under any restricted stock purchase agreement or other Contract and including any such shares subject to issuance pursuant to Company Options exercised prior to the Closing), (B) the aggregate number of Company Common Shares purchasable under or otherwise subject to Company Options other than those held by Continuing Employees that are outstanding immediately prior to the Closing, (C) the aggregate number of Company Common Shares purchasable under or otherwise subject to warrants and other rights (other than Company Options) to acquire shares of Company Common Shares (whether or not immediately exercisable) outstanding immediately prior to the Closing, (D) the aggregate number of Company Common Shares issuable upon the conversion of Company Preferred Shares outstanding immediately prior to the Closing, (E) the aggregate number of Company Common Shares issuable upon the conversion of Company Preferred Shares purchasable under or otherwise subject to the Debentures, Company Warrants and other rights to acquire shares of Company Preferred Shares (whether or not immediately exercisable) outstanding immediately prior to the Closing (other than Company Options) and (F) the aggregate number of Company Common Shares issuable upon the conversion of any other convertible securities of the Company outstanding immediately prior to the Closing (other than Company Options);

(xii) the “Escrow Percentage” of a Selling Shareholder shall initially be the percentage corresponding to a fraction with a numerator equal to the number of Escrow Contributing Shares held by such Selling Shareholder immediately prior to the Closing, and a denominator equal to the aggregate Escrow Contributing Shares, subject to adjustment as described in Section 1.2(c); and

(xiii) the “Fully Diluted Company Shares” shall be the sum, without duplication, of (A) the aggregate number of Company Common Shares outstanding immediately prior to the Closing (including any such shares that are subject to a repurchase option or risk of forfeiture under any restricted stock purchase agreement or other Contract and including any such shares subject to issuance pursuant to Company Options exercised prior to the Closing), (B) the aggregate number of Company Common Shares purchasable under or otherwise subject to Company Options that are outstanding immediately prior to the Closing, (C) the aggregate number of Company Common Shares purchasable under or otherwise subject to warrants and other rights (other than Company Options) to acquire shares of Company Common Shares (whether or not immediately exercisable) outstanding immediately prior to the Closing, (D) the aggregate number of Company Common Shares issuable upon the conversion of Company Preferred Shares outstanding immediately prior to the Closing, (E) the aggregate number of Company Common Shares issuable upon the conversion of Company Preferred Shares purchasable under or otherwise subject to the Debentures, Company Warrants and other rights to acquire shares of Company Preferred Shares (whether or not immediately exercisable) outstanding immediately prior to the Closing and (F) the aggregate number of Company Common Shares issuable upon the conversion of any convertible securities of the Company (other than shares of Company Preferred Shares and Company Class Z Shares) outstanding immediately prior to the Closing.

(b) Purchaser shall pay the Aggregate Transaction Value as follows:

(i) at Closing, Purchaser shall deliver the Escrow Amount to the Escrow Agent to be deposited into the Escrow Fund. The Escrow Fund (1) shall be held by the Escrow Agent in accordance with the terms of this Agreement and the terms of the Escrow Agreement, (2) shall not be subject to any Encumbrance, attachment, trustee process or other judicial process of any creditor of any Person, and (3) shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement; and

(ii) subject to any withholding under Section 1.6 or as specified in the Tax Withholding Certificate, and subject to the terms of any applicable Vesting Agreement, Purchaser shall pay to each Selling Shareholder, promptly following receipt from such Selling Shareholder, at or following the Closing, of valid certificates representing all such Selling Shareholder’s shares of Company Capital Stock outstanding immediately prior to the Closing and all original documentation evidencing all Debentures and Company Warrants held by such Selling Shareholder, an amount of cash equal to the number of Company Common Shares held by such Selling Shareholder immediately prior to the Closing multiplied by the Closing Transaction Value Per Share.

(c) In addition, the Selling Shareholders have the right to direct Parent, Purchaser and the Company and any Subsidiary of Parent, Purchaser or Company to which the DPE Assets (as defined below) may have been transferred, to, and Parent, Purchaser and the Company and any Subsidiary of Parent, Purchaser or the Company to which the DPE Assets (as defined below) may have been transferred, shall transfer the Distributed Parity Engine proprietary RAID algorithm and related patent application, patent # 10/980,186, entitled “Method and system for network storage device failure protection and recovery” described in

Part 2.10(a)(ii) of the Disclosure Schedule together with the Intellectual Property and Intellectual Property Rights specific to said RAID algorithm and patent application that presently exist or that are created solely to implement such RAID algorithm (but not including any Intellectual Property included in any other Company Products) (collectively the “DPE Assets”) free and clear of any Encumbrances to such entity as is designated by the Selling Shareholders’ Agent in a written notice delivered to Parent after the date which is six months following the Closing if:

(i) neither Parent, Purchaser or either of their Representatives has notified the Selling Shareholders’ Agent on or before the date which is six months following the Closing that Purchaser will pay, subject to any withholding under Section 1.6 or as specified in the Tax Withholding Certificate, and subject to the terms of any applicable Vesting Agreement, to each Selling Shareholder from whom Purchaser shall have received from such Selling Shareholder valid certificates representing all such Selling Shareholder’s shares of Company Capital Stock outstanding immediately prior to the Closing, if any, a signed 2006 Transaction Bonus Agreement, if applicable, and all original documentation evidencing all Debentures and Company Warrants held by such Selling Shareholder, an amount of cash equal to 90% of the amount set forth opposite such Selling Shareholder’s name on Schedule D with the remaining 10% being deposited into the Escrow Fund; or

(ii) Parent, Purchaser or either of their Representatives does notify the Selling Shareholders’ Agent as provided in Section 1.2(c)(i) above but fails to provide the Selling Shareholders’ Agent with the Confirmation Notice (as defined below); or

(iii) any of Parent, Purchaser or the Company or any Subsidiary of Parent, Purchaser or the Company to which the DPE Assets may have been transferred (A) makes a general assignment for the benefit of creditors, (B) is subject to voluntary or involuntary bankruptcy or insolvency procedures or other procedures under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, (C) suffers the appointment of a receiver, trustee, sequestrator or other similar official for it or for any substantial or material part of its property, or (D) has its assets seized (unless Parent or Purchaser have paid to the Selling Shareholders the aggregate amounts referred to in 1) above).

In order to protect, the Selling Shareholders’ interest to receive the payments referred to in Section 1.2(c)(i) above, Parent, Purchaser, the Company together with the Selling Shareholders’ Agent and a mutually acceptable third party (the “DPE Escrow Agent”) shall enter into a “three party escrow services agreement” substantially in the form of Exhibit I (the “DPE Escrow Agreement”) in respect of the source code, documentation and development notes that are part of the DPE Assets (the “DPE Source Code Materials”), which shall contain release conditions substantially similar to Sections 1.2(c)(i), 1.2(c)(ii) and 1.2(c)(iii) above. In the event that the DPE Escrow Agent wishes to terminate its engagement as escrow agent prior to the termination of the DPE Escrow Agreement, Parent, Purchaser, the Company and the Selling Shareholders’ Agent agree to appoint a new DPE Escrow Agent to receive the DPE Source Code Materials in escrow on terms and conditions substantially similar to those set forth in the DPE Escrow Agreement. In addition to the deposit of the DPE Source Code Materials in escrow, during the period which is six months from the Closing Date, Parent, Purchaser, or the Company will instruct Iain Findleton in writing to maintain the DPE Source Code Materials in a separate repository at the Company and to back up all upgrades, updates or new versions of the DPE Source Code Materials on a regular basis and not less than once a month onto a CD-ROM and to forward the CD-ROM to the DPE Escrow Agent for safekeeping in accordance with the DPE Escrow Agreement. In the event the DPE Notice is not sent to the Selling Shareholders’ Agent within six months of the Closing Date, Parent, Purchaser and the Company will promptly destroy all copies of the DPE Source Code Materials in their possession, erase all DPE Source Code Materials from the above mentioned repository and have an officer from either the Parent, Purchaser, or the Company, as applicable, promptly certify in writing to the Selling Shareholders that said DPE Sources Code Materials have been so destroyed and erased.

Subject to the foregoing, if Parent, Purchaser or either of their Representatives does so notify the Selling Shareholders’ Agent as provided in Section 1.2(c)(i) above (the “DPE Notice”), then (A) the Selling Shareholders shall have the right to receive, and Purchaser shall have the obligation to make, such payments (less the amount to be deposited into the Escrow Fund), which shall be made by check sent via a reputable overnight carrier within five business days following the date of the DPE Notice to such address as is set forth opposite the applicable Selling Shareholder’s name on Schedule D, or such other address as such Selling Shareholder directs, in a written notice which is received by Purchaser prior to the date of the DPE Notice, (B) after all applicable payments have been sent, Purchaser will notify the Selling Shareholders’ Agent that payments have been sent in accordance with Section 1.2(c) (the “Confirmation Notice”) and will provide the tracking numbers for such payments, (C) within five business days following the date of the DPE Notice, Purchaser shall deliver 10% of the amounts set forth on Schedule D to the Escrow Agent to be deposited into the Escrow Fund and (D) within five business days following the date of the DPE Notice the Purchaser shall deliver to the Selling Shareholders’ Agent and the Escrow Agent a new schedule setting forth the Escrow Percentage of each Selling Shareholder after adjusting such percentages to take into account the adjusted relative interests of the Selling Shareholders in the Escrow Fund.

During the period which is six months from the Closing Date, and in the event the DPE Assets are transferred to such entity as is designated by the Selling Shareholders’ Agent, thereafter as long as the DPE Assets are confidential and not part of the public domain (other than through any action of Parent, Purchaser, or Company), Parent, Purchaser and the Company covenant to use the same level of care (but not less than reasonable care) to protect any confidential information or trade secret included in the DPE Assets as it uses to protects its own confidential information or trade secrets of a similar nature; provided that any failure by any of the Selling Shareholders to protect any confidential information or trade secret included in the DPE Assets will not be deemed a failure by Parent, Purchaser, or the Company. During the period which is six months from the Closing Date, Parent, Purchaser and the Company covenant that it will not, directly or indirectly, transfer, sell, assign, encumber or grant any license rights on, any of the DPE Assets except to any Subsidiary of Parent, Purchaser, or the Company upon notice to Selling Shareholders’ Agent.

1.3 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cooley Godward LLP, 3175 Hanover Street, Palo Alto, California, on a date to be designated by Purchaser, which shall be no later than the fifth business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 7 and 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions). The time and date at which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”

1.4 Transfer Taxes. Each Selling Shareholder shall be responsible for all Taxes applicable to the sale to Purchaser of such Selling Shareholder’s Company Interests. Purchaser shall be entitled to deduct and withhold from Aggregate Transaction Value payable or otherwise deliverable to any holder or former holder of Company Common Shares pursuant to this Agreement such amounts as Purchaser determines in good faith are required to be deducted or withheld therefrom under the U.S. Code or under any other Legal Requirement relating to Taxes. To the extent such amounts (including amounts paid to the Tax Escrow Agent under Section 1.6(e)) are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.5 Company Options.

(a) At the Closing Date, all outstanding unexercised Company Options held by a Continuing Employee, whether vested or unvested, shall be exchanged for an option to purchase Parent Common Stock (a “Parent Option”) in accordance with the terms of the Option Exchange Agreement. All rights under Company Options so exchanged shall thereupon be converted into rights with respect to Parent Common Stock; and, from and after the Closing Date the Parent option shall have the same terms and conditions as the related Company Option except:

(i) each Parent Option may be exercised solely for shares of Parent Common Stock;

(ii) the number of shares of Parent Common Stock subject to each such Parent Option shall be determined by multiplying the number of Company Common Shares that were subject to such Company Option immediately prior to the Closing by the Option Exchange Ratio (as defined below), and rounding down to the nearest whole number of shares of Parent Common Stock;

(iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Parent Option shall be the amount determined by dividing the exercise price per share of Company Common Shares subject to such Company Option, as in effect immediately prior to the Closing, by the Option Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent, and

(iv) each Parent Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent after the Closing Date.

For purposes of this Agreement, (I) each Company Option exchanged for a Parent Option in accordance with this Section 1.5 (a) shall be referred to as an “Assumed Option,” and (II) the “Option Exchange Ratio” shall be the fraction having a numerator equal to Aggregate Transaction Value Per Share and having a denominator equal to the Designated Parent Stock Price.

(b) After the Closing Date, Parent will send to each holder of an Assumed Option a written notice setting forth (i) the number of shares of Parent Common Stock subject to such Assumed Option and (ii) the exercise price per share payable to Parent upon the exercise of such Assumed Option. Parent shall file with the SEC, within 30 days after the Closing Date, a registration statement on Form S-8 registering the Parent Common Stock underlying the Assumed Options.

(c) Each Selling Shareholder that is not a Continuing Employee shall exercise all Company Options held by such Selling Shareholder not later than immediately prior to the Closing and any remaining Company Options held by Persons who are not Continuing Employees shall be terminated as of the Closing without consideration therefor. Each Selling Shareholder that is a Continuing Employee may, but shall not be required to, exercise all or part of the vested Company Options held by such Selling Shareholder prior to the Closing.

(d) The Company shall take all actions that may be necessary or that Purchaser considers appropriate (under the Company Option Plan and otherwise) to effectuate the provisions of this Section 1.5 and to ensure that, from and after the Closing Date, holders of Company Options have no rights with respect to such Company Options other than those specifically provided in this Section 1.5.

(e) In the event Parent at any time or from time to time between the date that is two trading days before the Closing and the Closing declares or pays any dividend on Parent Common Stock payable in Parent Common Stock or in any right to acquire Parent Common Stock, or effects a subdivision of the outstanding shares of Parent Common Stock into a greater number of shares of Parent Common Stock, or in the event the outstanding shares of Parent Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Parent Common Stock, then the calculation of the Designated Parent Stock Price shall be appropriately adjusted.

1.6 Section 116 and Quebec Withholding. Each NR Selling Shareholder covenants and agrees with the Purchaser as follows:

(a) Each NR Selling Shareholder shall take all reasonable steps to obtain and deliver to the Purchaser on or before the Closing a certificate issued by the Minister of National Revenue under subsection 116(2) of the Canadian Tax Act (the “Tax Act”) and an equivalent

Québec certificate, each having a certificate limit of no less than the Purchase Price applicable to the particular NR Selling Shareholder (the “NR Purchase Price”);

(b) The Purchaser shall be entitled to withhold from each NR Selling Shareholder an amount equal to twenty-five percent (25%) of such NR Purchase Price on account of federal tax (if the federal certificate is not delivered on or before the Closing), or where the certificate is acceptable to Purchaser (acting reasonably) the lesser amount equal to 25% of the difference between the NR Purchase Price and the certificate limit of the federal certificate issued under subsection 116(2) of the Tax Act;

(c) The Purchaser shall be entitled to withhold from each NR Selling Shareholder an amount equal to twelve percent (12%) of such NR Purchase Price on account of Québec tax (if the Québec certificate is not delivered on or before the Closing) or where the certificate is acceptable to Purchaser (acting reasonably) the lesser amount equal to 12% of the difference between the NR Purchase Price and the certificate limit of the Quebec certificate issued under section 1098 of the Taxation Act (Quebec);

(d) where the Purchaser has withheld any amount(s) under (b) or (c) above, the Purchaser, each NR Selling Shareholder and an escrow agent acceptable to the Purchaser and the NR Selling Shareholders (the “Tax Escrow Agent”) shall enter into a Tax Escrow Agreement substantially in the form of Exhibit E;

(e) where the Purchaser has withheld any amount(s) under (b) or (c) above, such amount(s) shall be paid to and held, retained, remitted, released and invested by the Tax Escrow Agent for the benefit of each NR Selling Shareholder in such manner as described in the applicable Tax Escrow Agreement and at the sole expense of the NR Selling Shareholder.

(f) To the extent that payments are made to a NR Selling Shareholder pursuant to Section 1.2(c) then the foregoing provisions shall apply mutatis mutandis in respect of such additional amounts.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants, to and for the benefit of the Indemnitees, as follows:

2.1 Subsidiaries; Due Organization; Etc.

(a) The Company has no Subsidiaries except for the corporations identified in Part 2.1(a) of the Disclosure Schedule. None of the Acquired Corporations owns or has ever owned any capital stock of, or any equity interest of any nature in, any other Entity. None of the Acquired Corporations has agreed to make, is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. None of the Acquired Corporations has at any time been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b) Each of the Acquired Corporations is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation (which jurisdiction is set forth in Part 2.1(b) of the Disclosure Schedule) and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c) None of the Acquired Corporations is a “reporting issuer” (for the purposes of Canadian securities laws), there is not a published market in respect of any of the Acquired Corporations’ capital stock, the number of beneficial holders of shares of each of the Acquired Corporations is not more than 50 (excluding employees or former employees of such Acquired Corporation) and each of the Acquired Corporations is a “private issuer” for the purposes of National Instrument 45-106.

(d) None of the Acquired Corporations is or has been required to be, qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction.

(e) None of the Acquired Corporations has conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “Terrascale Technologies Inc.”, “Terrascale Technologies”, “Terrascale”, “Terrascale Technologies (Canada) Inc.” and “Les Technologies Terrascale (Canada) Inc.”

(f) Part 2.1(f) of the Disclosure Schedule accurately sets forth: (i) the names of the members of the board of directors of each of the Acquired Corporations; and (ii) the names and titles of the officers of each of the Acquired Corporations.

2.2 Articles of Incorporation and Bylaws; Records. The Company has delivered to Purchaser accurate and complete copies of: (a) the articles of incorporation and bylaws of the Company, including all amendments, thereto; (b) the charter and organizational documents of each of the other Acquired Corporations; (c) the stock records of each Acquired Corporation; and (d) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of each Acquired Corporation, the board of directors of each Acquired Corporation and all committees of the board of directors of each Acquired Corporation. The books of account, stock records, minute books and other records of each of the Acquired Corporations are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

2.3 Capitalization, Etc.

(a) The authorized share capital of the Company consists of an unlimited number of common shares (the “Company Common Shares”), 4,573,238 of which have been issued and are outstanding as of the date of this Agreement, an unlimited number of class A preferred shares (the “Company Class A Preferred Shares”), 905,714 of which are issued and outstanding as of the date of this Agreement, an unlimited number of class B preferred shares

(the “Company Class B Preferred Shares”), 1,296,909 of which are issued and outstanding as of the date of this Agreement, and 100,000 class Z shares (the “Company Class Z Shares”), all of which are issued and outstanding as of the date of this Agreement. The Company does not hold any shares of its capital stock in its treasury. Part 2.3(a)(i) of the Disclosure Schedule accurately sets forth, as of the date of this Agreement, the name and record address of each Person that is the registered owner of any shares of Company Capital Stock and the number and class such shares so owned by such Person, and the number of Company Common Shares that would be owned by such Person assuming exercise and conversion of all other securities of the Company owned by such Persons (including all Company Options, Company Warrants, Debentures and Company Preferred Shares other than the convertible loan made by Parent as described in Part 2.3(c) of the Disclosure Schedule) giving effect to all anti-dilution and similar adjustments applicable thereto. The number of such shares set forth as being so owned by such Person constitutes the entire interest of such Person in the issued and outstanding share capital or voting securities of the Company. All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in Part 2.3(a)(ii) of the Disclosure Schedule: (i) none of the outstanding shares of Company Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Capital Stock is subject to any right of first refusal or similar right in favor of the Company or any other Person; and (iii) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Capital Stock. Except as per the articles of incorporation of the Company and the Company Shareholders’ Agreement, none of the Acquired Corporations is under any obligation, nor is any of them bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock or any other securities.

(b) As of the date of this Agreement, 476,168 shares of Company Common Shares are subject to issuance pursuant to outstanding Company Options. Part 2.3(b) of the Disclosure Schedule sets forth accurate and complete information with respect to the holder, such holder’s domicile and place of residence, the vesting, the exercise price, the expiration date and the shares underlying each Company Option outstanding as of the date of this Agreement. All outstanding Company Options were granted pursuant to the terms of the Company Option Plan and were intended to qualify as an incentive stock option (“ISO”) within the meaning of Section 422 of the U.S. Code and the regulations promulgated thereunder. The Company has delivered to Purchaser accurate and complete copies of all stock option plans pursuant to which any of the Acquired Corporations has ever granted stock options, and the forms of all stock option agreements evidencing such options. The Company Option Plan is binding upon and enforceable by the Company against all holders of Company Options.

(c) Except as set forth in Part 2.3(a), Part 2.3(b) or Part 2.3(c) of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; (iii) Contract under which any of the Acquired Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive (A) any shares of capital stock or other securities of any of the Acquired Corporations, or (B) any portion of any consideration payable in connection with the Acquisition.

(d) All outstanding shares of capital stock, options, warrants and other securities of the Acquired Corporations have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

(e) None of the Acquired Corporations has ever repurchased, redeemed or otherwise reacquired any shares of Company Capital Stock or other securities of any Acquired Corporation, other than Company Options forfeited by Company Employees in connection with the termination of a Company Employee’s employment with an Acquired Corporation. All securities so reacquired by the Company or any other Acquired Corporation were reacquired in compliance with (i) all applicable Legal Requirements, and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

(f) All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by the Company, free and clear of any Encumbrances.

2.4 Financial Statements; Financial Controls.

(a) The Company has delivered to Purchaser the following financial statements and notes (collectively, the “Company Financial Statements”): (i) the audited balance sheets of the Company as of December 31, 2003 and the related audited statements of income, statements of stockholders’ equity and statements of cash flows of the Company for the year then ended, together with the notes thereto; (ii) the audited consolidated balance sheets of the Company and its consolidated Subsidiaries as of December 31, 2004, and 2005 and the related audited consolidated statements of income, statements of stockholders’ equity and statements of cash flows of the Company and its consolidated Subsidiaries for the years then ended, together with the notes thereto; and (iii) the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of June 30, 2006 (the “Unaudited Balance Sheet”), and the related unaudited consolidated statement of operations and statement of cash flows of the Company and its consolidated Subsidiaries for the six months then ended.

(b) The Company Financial Statements are accurate and complete in all material respects and fairly present the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 2.4(a)(iii) do not contain footnotes).

(c) No securitization transaction and “off-balance sheet arrangement” (as defined in Item 303(c) of Regulation S-K promulgated by the SEC) have been effected or maintained in effect by any Acquired Corporation.

(d) Each of the Acquired Corporations maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that: (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and its consolidated Subsidiaries and to maintain accountability for the assets of the Acquired Corporations; (iii) access to the assets of the Acquired Corporations is permitted only in accordance with management’s authorization; (iv) the reporting of the assets of the Acquired Corporations is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

2.5 [reserved]

2.6 Absence of Changes. Except as set forth in Part 2.6 of the Disclosure Schedule, since December 31, 2005: (a) there has not been any Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Material Adverse Effect; (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the Acquired Corporations (whether or not covered by insurance); (c) none of the Acquired Corporations has received any inquiry, proposal or offer relating to a possible Acquisition Transaction; (d) none of the Acquired Corporations has made any capital expenditure which, when added to all other capital expenditures made on behalf of the Acquired Corporations since December 31, 2005, exceeds $50,000 in the aggregate; (e) none of the Acquired Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness; (f) none of the Acquired Corporations has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; (g) none of the Acquired Corporations has taken any action of the type referred to in Section 5.2; and (h) none of the Acquired Corporations has agreed or committed to take any of the actions referred to in clauses “(c)” through “(g)” of this sentence.

2.7 Title to Assets. The Acquired Corporations own, and have good, valid and marketable title to, all assets purported to be owned by them, including: (a) all assets reflected on the Unaudited Balance Sheet; (b) all assets referred to in Parts 2.1(a) and 2.10 of the Disclosure Schedule and all of the Acquired Corporations’ rights under the Contracts identified in Part 2.11(a) of the Disclosure Schedule; and (c) all other assets reflected in the books and records of the Acquired Corporations as being owned by the Acquired Corporations. All of said assets are owned by the Acquired Corporations free and clear of any Encumbrances, except for (i) any lien for current taxes not yet due and payable, (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any Acquired Corporation, and (iii) Encumbrances described in Part 2.7 of the Disclosure Schedule.

2.8 Bank Accounts; Receivables; Customers; Suppliers.

(a) Part 2.8(a) of the Disclosure Schedule accurately sets forth, with respect to each account and safe deposit box (or similar arrangement) maintained by or for the benefit of any of the Acquired Corporations at any bank or other financial institution: (i) the name and location of the institution at which such account, box or arrangement is maintained; (ii) the name in which such account, box or arrangement is maintained and the account number of such account; (iii) a description of such account and the purpose for which such account is used; and (iv) the names of all individuals authorized to draw on or make withdrawals from or access such account, box or arrangement.

(b) Except as set forth in Part 2.8(b) of the Disclosure Schedule, all existing accounts receivable of the Acquired Corporations (including those accounts receivable reflected on the Unaudited Balance Sheet that have not yet been collected and those accounts receivable that have arisen since June 30, 2006 and have not yet been collected) (i) represent valid obligations of customers of the Acquired Corporations arising from bona fide transactions entered into in the ordinary course of business, and (ii) are current and, to the Knowledge of the Company, will be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed US$10,000 in the aggregate).

(c) Part 2.8(c) of the Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all loans and advances made by any of the Acquired Corporations to any employee, director, consultant or independent contractor, other than routine travel advances made to employees in the ordinary course of business.

(d) Except as set forth in Part 2.8(d) of the Disclosure Schedule, the Company has not received any notice or other communication (in writing or otherwise), and has not received any other information, indicating that any customer or development partner may cease dealing with any of the Acquired Corporations or may otherwise reduce the volume of business transacted by such Person with any of the Acquired Corporations below historical levels.

(e) Part 2.8(e) of the Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the amounts paid to, each supplier or other Person that received (i) more than US$12,000 from the Acquired Corporations in 2004, (ii) more than CDN$12,000 from the Acquired Corporations in 2005, or (iii) more than CDN$12,000 from the Acquired Corporations in the first seven months of 2006.

2.9 Equipment; Leasehold. All material items of equipment and other tangible assets owned by or leased to the Acquired Corporations are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Corporations in the manner in which such business is currently being conducted. No Acquired Corporation owns any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.9 of the Disclosure Schedule.

2.10 Intellectual Property.

(a) Part 2.10(a) of the Disclosure Schedule accurately identifies and describes:

(i) in Part 2.10(a)(i) of the Disclosure Schedule, each Company Product currently being, or that or has at any time been, developed, manufactured, marketed, distributed, licensed, sold or made available (as part of service bureau, time-sharing, application service provided or similar arrangement or otherwise) by any of the Acquired Corporations;

(ii) in Part 2.10(a)(ii) of the Disclosure Schedule: (A) each item of Registered IP in which any of the Acquired Corporations has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (C) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest;

(iii) in Part 2.10(a)(iii) of the Disclosure Schedule: (A) all Intellectual Property Rights or Intellectual Property licensed to each of the Acquired Corporations (other than any non-customized software that: (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license, (2) is not incorporated into any Company Product, or used by any Acquired Corporation in the development, manufacturing, provision or distribution of, any Company Product, and (3) is generally available on standard terms for less than US$5,000); (B) the corresponding Contract or Contracts pursuant to which such Intellectual Property Rights or Intellectual Property is licensed to such Acquired Corporation; and (C) whether the license or licenses so granted to the Acquired Corporations are exclusive or nonexclusive; and

(iv) in Part 2.10(a)(iv) of the Disclosure Schedule: (A) each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP (other than End User Licenses in the Company’s standard form thereof) or Encumbrances granted by any of the Acquired Corporations; and (B) whether the licenses or rights so granted are exclusive or nonexclusive.

(b) The Company has provided to Purchaser a complete and accurate copy of each standard form of Company IP Contract used by any of the Acquired Corporations at any time, including each standard form of: (i) end user license agreement or terms; (ii) development agreement; (iii) distributor, reseller or sales representative agreement; (iv) maintenance or support agreement or terms; (v) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision or waiver or moral or similar rights; (vi) consulting, independent contractor or professional services agreement; or (vii) confidentiality or nondisclosure agreement. None of the Company IP Contracts deviates in any material respect from the corresponding standard form agreement provided to Purchaser other than the duration period relating to non-disclosure obligations which, in each case, is sufficient to protect Company IP disclosed under the applicable Company IP Contract.

(c) The Acquired Corporations exclusively own all right, title and interest to and in the Company IP (other than Intellectual Property Rights or Intellectual Property licensed to the Company, as identified in Part 2.10(a)(iii) of the Disclosure Schedule) free and clear of any Encumbrances (other than the Encumbrances specifically disclosed in 2.10(c) of the Disclosure Schedule, including the licenses granted pursuant to the Contracts listed in Part 2.10(a)(iv) of the Disclosure Schedule and other than End User Licenses in the Company’s standard form thereof). Without limiting the generality of the foregoing, except as disclosed in Part 2.10(c) of the Disclosure Schedule:

(i) all documents and instruments necessary to establish, secure and perfect the rights of the Acquired Corporations in the Company IP that is Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body;

(ii) each Person who is or was an employee or independent contractor of any of the Acquired Corporations and who is or was involved in the creation or development of any Company Product or any Company IP has signed a valid and enforceable agreement containing an irrevocable assignment of Intellectual Property Rights to, and waived all moral and similar rights in favor of, the Acquired Corporation for which such Person is or was an employee or independent contractor and confidentiality provisions protecting the Company IP;

(iii) no Person has any claim, right (whether or not currently exercisable) or interest to or in any Company IP;

(iv) no employee or independent contractor of any of the Acquired Corporations is: (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for such Acquired Corporation; or (B) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality as a result of his or her employment or activities with such Acquired Corporation;

(v) no funding, facilities or personnel of any Governmental Body or college, university or other education institution were used, directly or indirectly, to develop or create, in whole or in part, any Company Product or any Company IP;

(vi) each of the Acquired Corporations has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all source code for Company Software and all other proprietary information held by any of the Acquired Corporations, or purported to be held by of the Acquired Corporations, as a trade secret;

(vii) none of the Acquired Corporations has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person;

(viii) none of the Acquired Corporations is bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of any of the Acquired Corporations to use, exploit, assert, or enforce any Company IP anywhere in the world; and

(ix) the Acquired Corporations own or otherwise have, and after the Closing the Company will continue to have, all Intellectual Property Rights needed to conduct the business of the Acquired Corporations as currently conducted and currently planned by the Company to be conducted.

(d) To the Knowledge of the Company, all Company IP is valid, subsisting and enforceable. Without limiting the generality of the foregoing, except as disclosed in Part 2.10(c) of the Disclosure Schedule:

(i) no trademark (whether registered or unregistered) or trade name owned, used, or applied for by any of the Acquired Corporations conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used or applied for by any other Person;

(ii) none of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which any of the Acquired Corporations has or purports to have an ownership interest has been impaired;

(iii) each item of Company IP that is Registered IP is and at all times has been in compliance with all Legal Requirements, and all filings, payments and other actions required to be made or taken to maintain each such item of Company IP in full force and effect have been made by the applicable deadline;

(iv) Part 2.10(d)(iv) of the Disclosure Schedule accurately identifies and describes each filing, payment, and action that must be made or taken on or before the date that is 120 days after the date of this Agreement in order to maintain each item of Company IP that is Registered IP in full force and effect;

(v) the Company has provided to Purchaser complete and accurate copies of all applications, status memos and patentability opinions related to each such item of Registered IP;

(vi) no interference, opposition, reissue, reexamination or other Legal Proceeding of any nature is or has been pending or, to the Knowledge of the Company, threatened, in which the scope, validity or enforceability of any Company IP is being, has been or could reasonably be expected to be contested or challenged; and

(vii) no facts or circumstances exist that could reasonably be expected to render any Company IP invalid or unenforceable.

(e) Neither the execution, delivery or performance of this Agreement or any of the agreements referred to in this Agreement nor the consummation of any of the transactions contemplated herein or therein will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Company IP; (ii) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; or (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP.

(f) To the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company IP.

(g) Except as set forth in Part 2.10(g) of the Disclosure Schedule, to the Knowledge of the Company, none of the Acquired Corporations has ever infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing:

(i) no Company Product, no Company Software and no Company IP ever owned, used or developed by any of the Acquired Corporations, has ever infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person;

(ii) no infringement, misappropriation or similar claim or Legal Proceeding is pending or has been threatened against any of the Acquired Corporations or against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such claim or Legal Proceeding;

(iii) none of the Acquired Corporations has ever received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation by any Acquired Corporation, Company Employee, Company Product or Company Software of any Intellectual Property Right of another Person;

(iv) none of the Acquired Corporations is bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any intellectual property infringement, misappropriation or similar claim (other than pursuant to the standard forms of Company IP Contracts described in Section 2.10(b));

(v) none of the Acquired Corporations has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation or violation of any Intellectual Property Right (other than pursuant to the standard forms of Company IP Contracts described in Section 2.10(b)); and

(vi) no claim or Legal Proceeding involving any Intellectual Property or Intellectual Property Right licensed to any of the Acquired Corporations is pending or, to the Knowledge of the Company, has been threatened, except for any such claim or Legal Proceeding that, if adversely determined, would not adversely affect: (A) the use or exploitation of such Intellectual Property or Intellectual Property Right by any of the Acquired Corporations; or (B)

the development, manufacturing, distribution, support, provision or sale of any Company Product.

(h) Except as disclosed in Part 2.10(h) of the Disclosure Schedule, none of the Company Software: (i) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Company Software or any product or system containing or used in conjunction with such Company Software; or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such software or any product or system containing or used in conjunction with such Company Software. The Company has provided to Purchaser a complete and accurate list of all known bugs, defects and errors in each version and component of the Company Software.

(i) None of the Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(j) None of the Company Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) could or does require, or could or does condition the use or distribution of such Company Software on, the disclosure, licensing or distribution of any source code for any portion of such Company Software; or (ii) could or does otherwise impose any limitation, restriction or condition on the right or ability of any of the Acquired Corporations to use or distribute any Company Software.

(k) No source code for any Company Software has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of one of the Acquired Corporations. None of the Acquired Corporations has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Company Software to any other Person.

(l) The source code for all Company Software contains clear and accurate annotations and programmer’s comments, and otherwise has been documented in a professional manner that is both: (i) consistent with customary code annotation conventions and best practices in the software industry; and (ii) sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the Company Software.

(m) None of the Acquired Corporations have conducted their business, and have not used or enforced (or failed to use or enforce) any Company IP in a manner that would result in the abandonment, cancellation or unenforceability of any part of the Company IP, and none of the Acquired Corporations have taken or failed to take any action that would result in the forfeiture or relinquishment of any Company IP. None of the Acquired Corporations know of any new developments in any of the Company IP or any Intellectual Property or Intellectual Property rights of its competitors that could reasonably be expected to have a material adverse effect on the Acquired Corporations.

(n) Except as set forth in Part 2.10(n) of the Disclosure Schedule, each Acquired Corporation is in compliance in all material respects with all applicable laws related to privacy and data protection and, without limiting the generality of the foregoing:

(i) each Acquired Corporation has all necessary and required consents from all persons with respect to the collection, use and disclosures of personal information collected, used, and disclosed by such Acquired Corporation;

(ii) each Acquired Corporation has not received any notice or complaint related to such Acquired Corporation’s collection, use, or disclosure of personal information and there are no investigations current or, to the Knowledge of the Company, pending with respect to personal information collected, used or disclosed by such Acquired Corporation; and

(iii) each of this Agreement, the consummation of the transactions contemplated herein, and the disclosures and transfers of personal information arising from or pursuant to this Agreement will comply in all material respects with the Personal Information Protection and Electronic Documents Act (Canada) and the European Data Protection Directive.

2.11 Contracts.

(a) Parts 2.11(a)(i) through (xx) of the Disclosure Schedule identifies each Company Contract that constitutes a “Material Contract” (other than End User Licenses). For purposes of this Agreement, each of the following shall be deemed to constitute a “Material Contract”:

(i) any Contract (A) relating to the employment of, or the performance of services by, any employee, consultant or independent contractor, (B) pursuant to which any of the Acquired Corporations is or may become obligated to make any severance, termination or similar payment to any current or former employee or director, or (C) pursuant to which any of the Acquired Corporations is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of US$10,000 to any current or former employee or director;

(ii) any Company IP Contract (including End User Licenses) and any other Contract relating to the acquisition, sale, transfer or development of any Intellectual Property or Intellectual Property Right;

(iii) any Contract relating to the acquisition, sale, spinoff or outsourcing of any business unit or operation or any product line;

(iv) any Contract that provides for indemnification of any officer, director, employee or agent;

(v) any Contract imposing any restriction on the right or ability of any Acquired Corporation (A) to compete with, or solicit any customer of, any other Person, (B) to acquire any product or other asset or any services from any other Person, (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor, (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person, (E) to perform services for any other Person, or (F) to transact business or deal in any other manner with any other Person;

(vi) any Contract creating or involving any agency relationship (including sales representative agreements), distribution or reseller arrangement or franchise relationship;

(vii) any Contract (other than Contracts evidencing Company Options) (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any securities, or (C) providing any of the Acquired Corporations with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

(viii) any Contract relating to the creation of any Encumbrance with respect to any asset of any of the Acquired Corporations;

(ix) any Contract incorporating or relating to any guaranty, any warranty, any pledge, any performance or completion bond or any indemnity or similar obligation, except for Contracts substantially identical to the standard forms of end-user licenses previously delivered by the Company to Purchaser;

(x) any Contract relating to any currency hedging;

(xi) any Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(xii) any real estate lease;

(xiii) any Contract constituting or relating to a Government Contract or Government Bid;

(xiv) any Contract (A) imposing any confidentiality obligation on any of the Acquired Corporations or on any other Person (other than routine nondisclosure agreements entered into by an Acquired Corporation in the ordinary course of business), (B) containing “standstill” or similar provisions, or (C) providing any right of first negotiation, right of first refusal or similar right to any Person;

(xv) each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.19);

(xvi) any Contract that has a term of more than 60 days and that may not be terminated by an Acquired Corporation (without penalty) within 60 days after the delivery of a termination notice by such Acquired Corporation (other than routine nondisclosure agreements entered into by the Company in the ordinary course of business and other than End User Licenses);

(xvii) any Contract under which the Acquisition or any of the other Contemplated Transactions would give rise to or expand any rights in favor of, or any obligations on the part of, any Acquired Corporation or any other Person (other than the Consents listed in Part 2.23 of the Disclosure Schedule);

(xviii) any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of US$10,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of US$10,000 in the aggregate;

(xix) any Contract that could reasonably be expected to have or result in a material effect on (A) the business, condition, capitalization, assets, Intellectual Property, liabilities, results of operations, financial performance or prospects of any of the Acquired Corporations or (B) the ability of the Company to perform any of its obligations under this Agreement or to consummate any of the Contemplated Transactions; and

(xx) any other Contract, if a breach of such Contract or the termination of such Contract could reasonably be expected to have or result in a Material Adverse Effect.

The Company has delivered to Purchaser an accurate and complete copy of each Company Contract that constitutes a Material Contract, including all amendments thereto.

(b) Each Company Contract that constitutes a Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the enforcement of creditors’ rights generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) Except as set forth in Part 2.11(c) of the Disclosure Schedule: (i) none of the Acquired Corporations has violated or breached, or committed any default under, any Company Contract, and, to the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any Company Contract; (ii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to (A) result in a violation or breach of any of the provisions of any Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Company Contract, (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Company Contract, (D) give any Person the right to accelerate the maturity or performance of any Company Contract, (E) result in the disclosure, release or delivery of any source code for any Company Software, or (F) give any Person the right to cancel, terminate or modify any Company Contract; (iii) none of the Acquired Corporations has received any notice or other communication (in writing or otherwise) regarding any actual or possible violation or breach of, or default under, any Company Contract; and (iv) none of the Acquired Corporations has waived any of its material rights under any Company Contract that constitutes a Material Contract.

(d) The Contracts identified in Part 2.11(a) of the Disclosure Schedule collectively constitute all of the Contracts necessary to enable the Acquired Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted.

2.12 Liabilities.

(a) None of the Acquired Corporations has any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (a) liabilities identified as such in the “liabilities” column of the Unaudited Balance Sheet; (b) normal and recurring current liabilities that have been incurred by the Acquired Corporations since June 30, 2006 in the ordinary course of business and consistent with past practices; (c) liabilities under the Company Contracts identified in Part 2.11 of the Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Company Contracts; and (d) liabilities described in Part 2.12(a) of the Disclosure Schedule. No event has occurred, and no circumstance or condition exists, that has resulted in, or that will or could reasonably be expected to result in, any claim for indemnification or reimbursement by any Company Employee (other than a claim for reimbursement by an Acquired Corporation, in the ordinary course of business, of travel expenses, accrued vacation or other out-of-pocket expenses of a routine nature incurred by a Company Employee in the course of performing such Company Employee’s duties for the applicable Acquired Corporation) pursuant to (i) the terms of any Acquired Corporation’s articles of incorporation, bylaws or other charter documents, (ii) any indemnification agreement or other Contract between any Acquired Corporation and any such Company Employee, or (iii) any applicable Legal Requirement.

(b) Part 2.12(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of: (i) all accounts payable of the Acquired Corporations as of the date of this Agreement; and (ii) all notes payable of the Acquired Corporations and all other indebtedness of the Acquired Corporations for borrowed money as of the date of this Agreement. None of the Acquired Corporations has guaranteed any debt or other obligation of any other Person.

2.13 Compliance with Legal Requirements; Governmental Authorizations.

(a) Except as set forth in Part 2.13(a) of the Disclosure Schedule, each of the Acquired Corporations is, and has at all times been, in compliance in all material respects with all applicable Legal Requirements. None of the Acquired Corporations has received any notice or other communication (in writing or otherwise) from any Governmental Body or other Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

(b) Part 2.13(b) of the Disclosure Schedule identifies each material Governmental Authorization held by any of the Acquired Corporations, and the Company has delivered to Purchaser accurate and complete copies of all such Governmental Authorizations. The Governmental Authorizations identified in Part 2.13(b) of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Acquired Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted. Each Acquired Corporation is, and at all times has been, in substantial compliance with the terms and requirements of the Governmental Authorizations identified in Part 2.13(b) of the Disclosure Schedule. None of the Acquired Corporations has received any notice or other communication (in writing or otherwise) from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization. No Governmental Body has at any time challenged in writing the right of any of the Acquired Corporations to design, manufacture, license, offer or sell any of its products or services.

(c) Each of the Acquired Corporations is, and has at all times been, in compliance in all material respects with all Legal Requirements relating to the export, re-export, import and transfer of products, commodities, services and technology from the jurisdiction of one Governmental Body to another.

2.14 Certain Business Practices. None of the Acquired Corporations, nor, to the Knowledge of the Company, any director, officer, agent or employee of any of the Acquired Corporations, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (iii) made any other unlawful payment, or (iv) if applicable to it, violated any provision of the Foreign Corrupt Practices Act of 1977 of the U.S., as amended.

2.15 Tax Matters.

(a) Each of the Tax Returns required to be filed by or on behalf of the respective Acquired Corporations with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Company Returns”) (i) has been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) was, or will be when filed, complete and accurate and prepared in all material respects in compliance with all applicable Legal Requirements. Each of the Acquired Corporations (A) has timely withheld, and will continue to withhold until the Closing Date, proper and accurate amounts from its employees, independent contractors, customers, stockholders and other Persons from whom it is or was required to withhold Taxes in compliance with all applicable Legal Requirements, and (B) has timely paid all amounts so withheld to the appropriate Governmental

Bodies. All Tax amounts due on or before the Closing Date have been or will be paid on or before the Closing Date (whether or not shown on a Company Return). The Company has delivered to Purchaser accurate and complete copies of all Company Returns.

(b) Each of the Acquired Corporations has paid and will continue until the Closing Date to pay all Taxes, including any amount due on or before the Closing Date, including installments or prepayments of Taxes, which are required to have been paid to any Governmental Body pursuant to Legal Requirements, and no deficiency with respect to the payment of any Taxes or Tax installments has been asserted against it by any Governmental Body. Other than Taxes not yet due and provided for as a current liability in the Company Financial Statements, none of the Acquired Corporations has any liability or obligation in respect of any Taxes for any taxable periods ending on or before the Closing Date, and where no taxable period ends or is deemed to end on or immediately prior to the Closing Date, no liability or obligation for Taxes in respect of any time or event prior to the Closing Date. The Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP. Each Acquired Corporation will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from December 31, 2005 through the Closing Date. For the period from December 31, 2005 through the Closing Date, none of the Acquired Corporations has incurred or will incur any liability arising from extraordinary gains or losses (as that term is used in GAAP) outside the ordinary course of business or inconsistent with past practice.

(c) The income Tax liability of the Company has been assessed by the relevant Governmental Body in respect of the taxation years of each such company ending before the date hereof. Except for notices of assessment issued in the ordinary course, no Company Return has ever been examined or audited by any Governmental Body. Except as set forth in Part 2.15(c) of the Disclosure Schedule, no extension or waiver of the limitation period applicable to any Company Return has been granted (by an Acquired Corporation or any other Person), and no such extension or waiver has been requested from any Acquired Corporation.

(d) Except as set forth in Part 2.15(d) of the Disclosure Schedule, no claim or Legal Proceeding is pending or, to the Knowledge of the Company, has been threatened against or with respect to any Acquired Corporation in respect of any Tax, nor has any of the Acquired Corporations received from any Governmental Body in any jurisdiction (including jurisdictions where the Acquired Corporations have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority or other Governmental Body against any Acquired Corporation. There are no liens for Taxes upon any of the assets of any of the Acquired Corporations except liens for current Taxes not yet due and payable.

(e) No circumstances exist or have existed which have resulted or may result in the application of any of sections 79 to 80.04 of the Tax Act to any of the Acquired Corporations.

(f) None of the Acquired Corporations is subject to liability for Taxes of any other person. None of the Acquired Corporations has acquired property from any person in circumstances where the relevant company did or could become liable for any Taxes of such person. The value of the consideration paid or received by any such company for the acquisition, sale, transfer or provision of property (including intangibles) or the provision of services (including financial transactions) from or to a non-arm’s length person was equal to the estimated fair market value of such property acquired, provided or sold or services purchased or provided. None of the Acquired Corporations is, or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

(g) Records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act have been made and obtained by each of the Acquired Corporations with respect to all material transactions between any such company and any non-resident Person with whom any such company was not dealing at arm’s length within the meaning of the Tax Act, during a taxation year commencing after 1998 and ending on or before the Closing Date.

(h) The Company is duly registered with the CRA under the Excise Tax Act (Canada) for purposes of the goods and services tax (“GST”). All input tax credits claimed by it for GST purposes were calculated in accordance with Legal Requirements. Each of the Acquired Corporations has complied with all registration, reporting, payment, collection and remittance requirements in respect of GST and provincial or state sales tax or harmonized tax legislation.

(i) The Company has not made an election pursuant to Section 897(i) of the Code to be treated as a domestic corporation for U.S. federal income tax purposes.

(j) None of the Acquired Corporations has claimed any reserves for purposes of the Tax Act (or analogous provincial or similar provisions) for the most recent taxation year ending prior to the date hereof. None of the Acquired Corporations will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date or (ii) “closing agreement” as described in Section 7121 of the U.S. Code (or any corresponding or similar Legal Requirement) executed on or prior to the Closing Date.

(k) Each of the Acquired Corporations has disclosed in its Company Returns any Tax reporting position taken in any Company Return which could result in the imposition of penalties under Section 6662 of the U.S. Code or any comparable Legal Requirement.

(l) The Company has provided Purchaser with accurate and complete copies of all documentation relating to any Tax holidays or incentives relating or available to any Acquired Corporation. Except as set forth in Part 2.15(p) of the Disclosure Schedule, neither the Acquisition nor any of the other Contemplated Transactions will have an adverse effect on the availability of any such Tax holiday or incentive.

(m) None of the Acquired Corporations is involved in or subject to any joint venture, partnership or other Contract which is treated as a partnership for (i) Canadian federal or provincial or local income Tax purposes, (ii) U.S. federal, state or local income Tax Purpose or (iii) any other income Tax purposes.

(n) Part 2.15(r) of the Disclosure Schedule accurately describes all material elections with respect to Taxes affecting any of the Acquired Corporations.

(o) There is no Contract covering any Company Employee that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount, nor has any Acquired Corporation made a payment, that was or that would not be deductible pursuant to section 67 or 78 of the Tax Act or Section 280G of the U.S. Code (or any comparable Legal Requirement).

2.16 Employee and Labor Matters; Benefit Plans.

(a) Part 2.16(a) of the Disclosure Schedule sets forth, with respect to each employee of each of the Acquired Corporations (including any such employee who is on a leave of absence):

(i) the name of such employee, the Acquired Corporation by which such employee is employed and the date as of which such employee was originally hired by such Acquired Corporation (and, if applicable, any prior employment which would affect calculation of years of service for any purpose, including statutory, contractual, common law benefit or pension entitlements);

(ii) such employee’s title;

(iii) the aggregate dollar amount of the compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type) received by or payable to such employee with respect to services performed in 2006;

(iv) such employee’s annualized compensation as of the date of this Agreement;

(v) any Governmental Authorization that is held by such employee and that relates to or is useful in connection with the business of any of the Acquired Corporations; and

(vi) the state or province in which such employee carries out the majority of his or her duties;

(vii) such employee’s status (i.e., full-time, part-time, seasonal, intern, etc.);

(viii) whether the employee is on an approved or statutory leave of absence and, if so, the reason for such absence and the expected date of return.

(b) No former employee (or spouse or other dependent of any former employee) of any of the Acquired Corporations is receiving or is scheduled to receive any wages, compensation or other benefits (whether from any of the Acquired Corporations or otherwise) relating to such former employee’s employment or independent contract’s contract) with any of the Acquired Corporations. Except as set forth in Part 2.16(b) of the Disclosure Schedule, no current employee or independent contractor of the Acquired Corporations is owed any wages, compensation or benefits for past services (other than wages, compensation or benefits accrued in the ordinary course of business during the current pay period and accrued vacation).

(c) Except as set forth in Part 2.16(c) of the Disclosure Schedule, the employment of employees of each of the Acquired Corporations which is incorporated in the United States is terminable by the applicable Acquired Corporation at will, without payment of severance or other termination benefits. The Company has delivered to Purchaser accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of each of the Acquired Corporations.

(d) To the Knowledge of the Company: (i) no employee of any of the Acquired Corporations intends to terminate his employment with such Acquired Corporation; (ii) no employee of any of the Acquired Corporations has received an offer to join a business that may be competitive with the business of any Acquired Corporation; and (iii) no employee of any of the Acquired Corporations is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of such Acquired Corporation; or (B) the business or operations of any Acquired Corporation.

(e) Part 2.16(e) of the Disclosure Schedule accurately sets forth, with respect to each independent contractor of any of the Acquired Corporations:

(i) the name of such independent contractor, the Acquired Corporation with which such contractor is contracted and the date as of which such independent contractor was originally hired by the applicable Acquired Corporation;

(ii) a description of such independent contractor’s duties and responsibilities;

(iii) the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from the applicable Acquired Corporation with respect to services performed in 2006;

(iv) the terms of compensation of such independent contractor; and

(v) any Governmental Authorization that is held by such independent contractor and that relates to or is useful in connection with any of the business of any Acquired Corporation.

Except as set forth in Part 2.16(e) of the Disclosure Schedule, none of the current or former independent contractors of any of the Acquired Corporations could be reclassified as an employee, and there are, and at no time have been, any independent contractors who have provided services to any of the Acquired Corporations or any Company Affiliate for a period of six consecutive months or longer. None of the Acquired Corporations has ever had any temporary or leased employees. No independent contractor of any Acquired Corporation is eligible to participate in any Company Employee Plan.

(f) Except as set forth in Part 2.16(f) of the Disclosure Schedule, none of the Acquired Corporations is negotiating, is a party to or is bound by, and none of the Acquired Corporations has ever been a party to or bound by, any Company Employment Agreement or any union contract, collective bargaining agreement or similar Contract. None of the employees or independent contractors of the Acquired Corporations are represented by a trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent in his or her employment or contractual relationship with the Acquired Corporations.

(g) None of the Acquired Corporations is or has ever been engaged, in any unfair labor practice of any nature. There is not and has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting any of the Acquired Corporations or any of their employees or independent contractors. There is not now pending, and no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. No event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Company Employee, including charges of unfair labor practices or discrimination complaints.

(h) Except as set forth in Part 2.16(h) of the Disclosure Schedule, the Acquired Corporation are employing all of their employees in compliance with all applicable Legal Requirements, including Legal Requirements related to taxation, employment standards, workers compensation, occupational health and safety, disability benefits, wages and hours, termination of employment, human rights, pay equity and employment equity.

(i) Part 2.16(i) of the Disclosure Schedule contains an accurate and complete list as of the date hereof of each Company Employee Plan and each Company Employee Agreement. None of the Acquired Corporations intends or has agreed or committed to (i) establish or enter into any new Company Employee Plan or Company Employee Agreement, or (ii) to modify any Company Employee Plan or Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to Purchaser in writing).

(j) The Company has delivered to Purchaser accurate and complete copies of: (i) all documents setting forth the terms of each Company Employee Plan and each Company

Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA, the U.S. Code or any other applicable Legal Requirement in connection with each Company Employee Plan; (iii) for each Company Employee Plan that is subject to the minimum funding standards of Section 302 of ERISA, the Pension Benefits Act (Ontario) or comparable pension standards Legal Requirements of any other province of Canada, the most recent annual and periodic accounting of Company Employee Plan assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA, the Pension Benefits Act (Ontario) or comparable pension standards Legal Requirements of any other province of Canada with respect to each Company Employee Plan; (v) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (vi) all written materials provided to any Company Employee relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to any of the Acquired Corporations or any Company Affiliate; (vii) all correspondence to or from any Governmental Body relating to any Company Employee Plan; (viii) all COBRA forms and related notices; (ix) all insurance policies in the possession of any of the Acquired Corporations or any Company Affiliate pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (x) all discrimination tests required under the U.S. Code for each Company Employee Plan intended to be qualified under Section 401(a) of the U.S. Code for the three most recent plan years; and (xi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the U.S. Code.

(k) Each of the Acquired Corporations and Company Affiliates has performed all obligations required to be performed by it under each Company Employee Plan. No Acquired Corporation or Company Affiliate is in default or violation of, and the Company has no Knowledge of any default or violation by any other party to, the terms of any Company Employee Plan. Each Company Employee Plan has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the U.S. Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the U.S. Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the U.S. Code. No “prohibited transaction,” within the meaning of Section 4975 of the U.S. Code or Sections 406 and 407 of ERISA or other comparable and applicable Legal Requirement in Canada, that is not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no claims or Legal Proceedings pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits), against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan (other than any Company Employee Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Purchaser, any of the Acquired Corporations or any Company Affiliate (other than ordinary administration expenses), subject to applicable Legal Requirements. There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of the Company, threatened by the IRS, the DOL, or any other Governmental Body with respect to any Company Employee Plan. No Acquired Corporation, and no Company Affiliate, has ever incurred any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA, under Sections 4975 through 4980 of the U.S. Code or under any other applicable Legal Requirement. Each of the Acquired Corporations and Company Affiliates have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan. No Company Employee Agreement and no Company Employee Plan can reasonably be expected to result in gross income inclusion pursuant to Section 409A(a)(1)(A) of the U.S. Code after the Closing.

(l) No Acquired Corporation, and no Company Affiliate, has ever maintained, established, sponsored, participated in, or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) Company Pension Plan in which stock of any of the Acquired Corporations or any Company Affiliate is or was held as a plan asset or (iv) a Non-U.S. Plan that is or was a Company Pension Plan or an unfunded pension retirement plan. The fair market value of the assets of each funded Non-U.S. Plan, the liability of each insurer for any Non-U.S. Plan funded through insurance, or the book reserve established for any Non-U.S. Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations with respect to all current and former participants in such Non-U.S. Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Non-U.S. Plan, and no Contemplated Transaction shall cause any such assets or insurance obligations to be less than such benefit obligations.

(m) No Company Employee Plan provides (except at no cost to the Acquired Corporations or any Company Affiliate), or reflects or represents any liability of any of the Acquired Corporations or any Company Affiliate to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to any of the Acquired Corporations or any Company Affiliate, no Acquired Corporation, and no Company Affiliate, has ever represented, promised or contracted (whether in oral or written form) to any Company Employee (either individually or to Company Employees as a group) or any other Person that any such Company Employee or other Person would be provided with retiree life insurance, retiree health benefits or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(n) Except as set forth in Part 2.16(n) of the Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution or delivery of this Agreement nor the consummation of any of the Contemplated Transactions will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration of any right, obligation or benefit, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee.

(o) Except as set forth in Part 2.16(o) of the Disclosure Schedule, no Acquired Corporation, and no Company Affiliate: (i) has violated or otherwise failed to comply with any Legal Requirement respecting employment, employment practices, terms and conditions of employment or wages and hours, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and the provisions of any similar Legal Requirement; (ii) has failed to withhold or report any amounts required by applicable Legal Requirements or by Contract to be withheld or reported with respect to wages, salaries and other payments to Company Employees; (iii) is liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable to any of the foregoing; and (iv) is liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or Legal Proceedings against any of the Acquired Corporations or any Company Affiliate under any worker’s compensation policy or long-term disability policy.

(p) To the Knowledge of the Company, no stockholder of the Company, and no Company Employee, is obligated under any Contract or subject to any Order that would interfere with such Person’s efforts to promote the interests of any of the Acquired Corporations or that would interfere with the business of any of the Acquired Corporations or any Company Affiliate. Neither the execution nor the delivery of this Agreement, nor the carrying on of the business of the Acquired Corporations or any Company Affiliate as presently conducted nor any activity of such stockholder or Company Employees in connection with the carrying on of the businesses the Acquired Corporations or any Company Affiliate as presently conducted will, to the Knowledge of the Company, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any of such stockholders or Company Employees has any rights or obligations.

2.17 Environmental Matters. Each of the Acquired Corporations possesses all permits and other Governmental Authorizations required under applicable Environmental Laws, and is in compliance with the terms and conditions thereof. None of the Acquired Corporations has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that any of the Acquired Corporations is not in compliance with any Environmental Law, and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance by any of the Acquired Corporations with any Environmental Law in the future. No Acquired Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law is designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity or is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.

2.18 Insurance. Part 2.18 of the Disclosure Schedule identifies each insurance policy maintained by, at the expense of or for the benefit of any of the Acquired Corporations and identifies any material claims (including any workers’ compensation claims) made thereunder, and the Company has delivered to Purchaser accurate and complete copies of the insurance policies identified in Part 2.18 of the Disclosure Schedule. Each of the insurance policies identified in Part 2.18 of the Disclosure Schedule is in full force and effect. None of the Acquired Corporations has received any notice or other communication (in writing or otherwise) regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

2.19 Related Party Transactions. Except as set forth in Part 2.19 of the Disclosure Schedule: (a) no Related Party has, and no Related Party has had, any direct or indirect interest in any material asset used in or otherwise relating to the business of any of the Acquired Corporations; (b) no Related Party is, or has been, indebted to any of the Acquired Corporations; (c) no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving any of the Acquired Corporations; (d) no Related Party is competing, or has competed, directly or indirectly, with any of the Acquired Corporations; and (e) no Related Party has any claim or right against any of the Acquired Corporations. (For purposes of this Agreement, each of the following shall be deemed to be a “Related Party”: (i) each of the Selling Shareholders; (ii) each individual who is, or who has at any time been, an officer or director of any of the Acquired Corporations; (iii) each member of the immediate family of each of the Person referred to in clauses “(i)” and “(ii)” above; and (iv) any trust or other Entity (other than any of the Acquired Corporations) in which any one of the Persons referred to in clauses “(i)”, “(ii)” and “(iii)” above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.)

2.20 Legal Proceedings; Orders.

(a) Except as set forth in Part 2.20(a)(i) of the Disclosure Schedule, there is no pending Legal Proceeding, and, to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Acquired Corporations, any Related Party by reason of an act or omission involving any of the Acquired Corporations or by reason of the fact that such Related Party is or was an agent of an Acquired Corporation, or any of the assets owned or used by any of the Acquired Corporations; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Acquisition or any of the other Contemplated Transactions. To the Knowledge of the Company, except as set forth in Part 2.20(a)(ii) of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. If any claim, dispute or Legal Proceeding is disclosed in Part 2.20 of the Disclosure Schedule, no such claim, dispute or Legal Proceeding could, if determined adversely to the applicable Acquired Corporation, reasonably be expected to have or result in a Material Adverse Effect.

(b) There is no Order to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject. None of the Selling Shareholders is subject to any Order that relates to the business of any of the Acquired

Corporations or to any of the assets owned or used by any Acquired Corporation. To the Knowledge of the Company, no officer or key employee of any of the Acquired Corporations is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Corporations.

2.21 Sale of Products; Performance of Services.

(a) Each product that has been sold, licensed or distributed by any of the Acquired Corporations to any Person:

(i) conformed and complied in all respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Legal Requirements; and

(ii) was free of any design defects, construction defects or other defects or deficiencies at the time of sale, except as disclosed in Part 2.21(a) of the Disclosure Schedule.

All repair services and other services that have been performed by any of the Acquired Corporations were performed properly and in full conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements.

(b) None of the Acquired Corporations will incur or otherwise become subject to any liability arising directly or indirectly from any product manufactured or sold, or any repair services or other services performed by, any of the Acquired Corporations on or at any time prior to the Closing Date except for ordinary course warranty obligations as specified in the Contract pursuant to which such product or service was sold or provided.

(c) No product manufactured or sold by any of the Acquired Corporations has been the subject of any recall or other similar action; and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such recall or other similar action relating to any such product.

(d) No customer or other Person has ever asserted or threatened to assert any claim against any of the Acquired Corporations (i) under or based upon any warranty provided by or on behalf of any of the Acquired Corporations, or (ii) under or based upon any other warranty relating to any product sold by any of the Acquired Corporations or any services performed by any of the Acquired Corporations. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for the assertion of any such claim.

(e) Each of the Acquired Corporations has in place, and has at all times had in place, an adequate and appropriate quality control system.

2.22 Authority; Binding Nature of Agreement. The Company has the corporate power and authority to enter into and to perform its obligations under this Agreement and the other Contracts entered into or to be entered into by the Company pursuant to this Agreement

(the “Company Transaction Agreements”). The board of directors of the Company has (a) unanimously determined that the Acquisition is advisable and fair and in the best interests of the Company and its stockholders and (b) unanimously authorized and approved the execution, delivery and performance of this Agreement and the Company Transaction Agreements by the Company and unanimously approved the Acquisition. This Agreement constitutes, and the Company Transaction Agreements, when entered into by the Company, will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the enforcement of creditors’ rights generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.23 Non-Contravention; Consents. Except as set forth in Part 2.23 of the Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any of the other Contracts referred to in this Agreement, nor (2) the consummation of the Acquisition or any of the other Contemplated Transactions will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of the articles of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations, as amended, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Acquired Corporations;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Acquisition or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Corporations or that otherwise relates to the business of any of the Acquired Corporations or to any of the assets owned or used by any of the Acquired Corporations;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that constitutes a Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Company Contract, (iii) accelerate the maturity or performance of any obligation under any such Company Contract, or (iv) cancel, terminate or modify any term of any such Company Contract;

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations); or

(f) result in, or increase the likelihood of, the disclosure or delivery to any escrowholder or other Person of any source code for any Company Software, or the transfer of any material asset of any of the Acquired Corporations to any Person.

Except as set forth in Part 2.23 of the Disclosure Schedule, none of the Acquired Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other Contemplated Transactions, or (y) the consummation of the Acquisition or any of the other Contemplated Transactions. (For purposes of this Agreement, an Acquired Corporation will be deemed to be or to have been “required” to obtain a Consent if the failure to obtain such Consent (i) could result in the imposition of any liability or obligation on, or the expansion of any liability or obligation of, any of the Acquired Corporations, (ii) could result in the termination, modification or limitation of any contractual or other right of any of the Acquired Corporations, or (iii) could otherwise have an adverse effect on the business, condition, capitalization, assets, Intellectual Property, liabilities, results of operations, financial performance or prospects of any of the Acquired Corporations.)

2.24 Financial Advisor. Except as set forth in Part 2.24 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Acquisition or any of the other Contemplated Transactions based upon arrangements made by or on behalf of the Company.

2.25 Transaction Expenses. Part 2.25 of the Disclosure Schedule provides an accurate and complete breakdown of all Transaction Expenses incurred by or on behalf of the respective Acquired Corporations on or prior to the date of this Agreement, and all Transaction Expenses that are or will become payable with respect to services performed for the respective Acquired Corporations on or prior to the date of this Agreement.

2.26 Competition Act. The aggregate value of all assets of the Company in Canada or the annual gross revenues from sales in and from Canada generated from all such assets would not exceed, in either case, CDN$50 million as determined pursuant to subsection 110(3) of the Competition Act and the regulations thereto.

2.27 Investment Canada Act. The value of the assets of the Company calculated in the manner prescribed by the Investment Canada Act, is less that CDN$50 million.

2.28 Full Disclosure. This Agreement (including the Disclosure Schedule) does not, and none of the certificates referred to in Section 7 or the other Contracts delivered to Purchaser in connection with the Contemplated Transactions will, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDERS

Each Selling Shareholder (as to such Selling Shareholder but not as to any other Selling Shareholder or other Person) represents and warrants, to and for the benefit of the Indemnitees, as follows:

3.1 Power and Capacity, etc. Such Selling Shareholder has the absolute and unrestricted power, capacity and authority to execute and deliver this Agreement and each other Contract referred to in or contemplated by this Agreement to which such Selling Shareholder is or may become a party (this Agreement and such other Contracts being referred to collectively in this Agreement as the “Selling Shareholder Transaction Agreements”), and to perform such Selling Shareholder’s obligations hereunder and thereunder. This Agreement been duly authorized and duly executed and delivered by such Selling Shareholder and constitutes the legal, valid and binding obligations of such Selling Shareholder, enforceable against such Selling Shareholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the enforcement of creditors’ rights generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The other Selling Shareholder Transaction Agreements, when executed and delivered by such Selling Shareholder, will constitute legal, valid and binding obligations of such Selling Shareholder, enforceable against such Selling Shareholder in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the enforcement of creditors’ rights generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.2 No Conflicts or Consents. The execution and delivery of the Selling Shareholder Transaction Agreements by such Selling Shareholder does not and will not, and the performance of the Selling Shareholder Transaction Agreements by such Selling Shareholder will not: (i) conflict with or violate any Legal Requirement or Order applicable to such Selling Shareholder or by which such Selling Shareholder is or may become bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or result (with or without notice or lapse of time) in the creation of any Encumbrance on any of the shares of Company Common Shares or other securities of the Company held by such Selling Shareholder pursuant to, any Contract to which such Selling Shareholder is a party or by which such Selling Shareholder is or may become bound or affected. The execution and delivery of the Selling Shareholder Transaction Agreements by such Selling Shareholder does not and will not, and the performance of the Selling Shareholder Transaction Agreements by such Selling Shareholder will not, require any Consent of any Person.

3.3 Due Organization, Etc. If such Selling Shareholder is an Entity: (a) such Selling Shareholder is duly organized, validly existing and in good standing under the laws of the jurisdiction under which it is organized; (b) the execution and delivery of the Selling Shareholder Transaction Agreements by such Selling Shareholder have been duly authorized by all necessary action on the part of the board of directors of such Selling Shareholder or other Persons performing similar functions; and (c) the execution and delivery of the Selling Shareholder Transaction Agreements by such Selling Shareholder does not and will not, and the performance of the Selling Shareholder Transaction Agreements by such Selling Shareholder will not, (i) result in or constitute any breach of or default under the partnership agreement or other organizational documents of such Selling Shareholder, or (ii) require the approval of holders of voting or equity interests in such Selling Shareholder.

3.4 Title to Securities. Such Selling Shareholder owns beneficially and of record, and has good and valid title (free and clear of any Encumbrances) to, the shares of Company Capital Stock described opposite such Selling Shareholder’s name in Part 2.3(a)(ii) of the Disclosure Schedule, the Company Options described opposite such Selling Shareholder’s name in Part 2.3(b) of the Disclosure Schedule, the Company Warrants described opposite such Selling Shareholder’s name in Part 2.3(c) of the Disclosure Schedule, and the Debentures described opposite such Selling Shareholder’s name in Part 2.3(c) of the Disclosure Schedule, and such Selling Shareholder does not directly or indirectly own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than as described above.

3.5 Financial Capacity; Legal Proceedings.

(a) Such Selling Shareholder has the capacity and financial capability to comply with and perform all of such Selling Shareholder’s covenants and obligations under the Selling Shareholder Transaction Agreements.

(b) Such Selling Shareholder (and if such Selling Shareholder is a partnership, such Selling Shareholder’s general partner):

(i) has not, at any time, (A) made a general assignment for the benefit of creditors, (B) filed, or had filed against him or it, any bankruptcy petition or similar filing, (C) suffered the attachment or other judicial seizure of all or a substantial portion of his or its assets, (D) admitted in writing his or its inability to pay his or its debts as they become due, (E) been convicted of, or pleaded guilty to, any felony, or (F) taken or been the subject of any action that may have an adverse effect on such Selling Shareholder’s ability to comply with or perform any of such Selling Shareholder’s covenants or obligations under any of the Selling Shareholder Transaction Agreements; and

(ii) is not subject to any Legal Requirement or Order that may have an adverse effect on his, her or its ability to comply with or perform any of his, her or its covenants or obligations under any of the Selling Shareholder Transaction Agreements.

(c) There is no Legal Proceeding pending, and, to such Selling Shareholder’s Knowledge, no Person has threatened to commence any Legal Proceeding, that (i) involves such Selling Shareholders by reason of an act or omission involving any of the Acquired Corporations or by reason of the fact that such Selling Shareholder is or was an agent or stockholder of any of the Acquired Corporations, or any of the assets owned or used by the Company, or (ii) may have or result in an adverse effect on the ability of such Selling Shareholder to comply with or perform any of such Selling Shareholder’s covenants or obligations under this Agreement or the other the Selling Shareholder Transaction Agreements. No event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Legal Proceeding.

3.6 Residency. Except for any Selling Shareholder who is identified on Schedule 3.6 (each a “NR Shareholder”), none of the Selling Shareholders or option holders is a non-resident of Canada within the meaning of the Tax Act or a partnership other than a “Canadian Partnership” as defined in the Tax Act.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

4.1 Each of Parent and Purchaser represents and warrants to and for the benefit of the Company and the Selling Shareholders as follows:

(a) Each of Parent and Purchaser has the absolute and unrestricted power, capacity and authority to execute and deliver this Agreement and the other Contracts entered into or to be entered into by it pursuant to this Agreement. The execution, delivery and performance by each of Parent and Purchaser of this Agreement and the other Contracts entered into or to be entered into by it pursuant to this Agreement have been duly authorized by all necessary action on the part of each of Parent and Purchaser and their respective boards of directors. This Agreement and each of the other Contracts entered into or to be entered into by it pursuant to this Agreement each constitutes the legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the enforcement of creditors’ rights generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The execution and delivery of this Agreement and each of the other Contracts entered into or to be entered into by it pursuant to this Agreement by the Purchaser and Parent, do not, and the consummation by Purchaser and Parent Contemplated Transactions, will not conflict with, or result in any material violation of (i) the certificate of incorporation or bylaws of Purchaser or Parent or (ii) any Legal Requirement or Order.

(b) Each of Parent and Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction under which is it organized.

4.2 Financial Capacity; Legal Proceedings.

(a) Each of Parent and Purchaser has the capacity and financial capability to comply with and perform all of its covenants and obligations under this Agreement and each of the other Contracts entered into or to be entered into by it pursuant to this Agreement.

(b) Neither of Parent and Purchaser has taken or been the subject of any action that may have an adverse effect on its ability to comply with or perform any of its covenants or obligations under this Agreement or any of the other Contracts entered into or to be entered into by it pursuant to this Agreement nor is subject to any Legal Requirement or Order that may have an adverse effect on its ability to comply with or perform any of its covenants or obligations under this Agreement or any of the other Contracts entered into or to be entered into by it pursuant to this Agreement.

(c) There is no Legal Proceeding pending, and, to each of Parent and Purchaser’s Knowledge, no Person has threatened to commence any Legal Proceeding, that is reasonably likely to have or result in a material adverse effect on the ability of any of Parent or Purchaser to comply with or perform any of its covenants or obligations under this Agreement or any of the other Contracts entered into or to be entered into by it pursuant to this Agreement.

SECTION 5. CERTAIN COVENANTS OF THE COMPANY AND THE SELLING SHAREHOLDERS

5.1 Access and Investigation. During the Pre-Closing Period, the Company shall, and shall cause the Representatives of each of the Acquired Corporations to: (a) provide Parent, Purchaser and their respective Representatives with reasonable access to the Representatives, personnel and assets of the Acquired Corporations and to all existing books, records, Tax Returns, work papers, Company Contracts and other documents and information relating to the Acquired Corporations; and (b) provide Parent, Purchaser and their respective Representatives with copies of such existing books, records, Tax Returns, work papers, Company Contracts and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent or Purchaser may reasonably request. Without limiting the generality of the previous sentence, during the Pre-Closing Period, the Company shall, and shall cause the Representatives of each of the Acquired Corporations to, permit Parent’s senior officers to meet with the controller and other officers of the Acquired Corporations responsible for the Company’s financial statements, the internal controls of the Acquired Corporations and the disclosure controls and procedures of the Acquired Corporations to discuss such matters as Parent may deem necessary or appropriate for Parent to satisfy its obligations under the Sarbanes-Oxley Act of 2002 and the rules and regulations relating thereto.

5.2 Operation of the Company’s Business. Except for the Pre-Closing Transactions, during the Pre-Closing Period: (i) the Company shall ensure that each of the Acquired Corporations conducts its business and operations (A) in the ordinary course and in accordance with past practices, and (B) in compliance with all applicable Legal Requirements and the requirements of each Company Contract that constitutes a Material Contract; (ii) the Company shall use commercially reasonable efforts to ensure that each of the Acquired Corporations preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, development partners, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective Acquired Corporation; (iii) the Company shall keep in full force all insurance policies referred to in Section 2.18 and, if any such insurance policy is scheduled to expire during the Pre-Closing Period, the Company shall cause such insurance policy to be renewed or replaced (on terms and with coverage substantially equivalent to the terms and coverage of the expiring insurance policy) on or prior to the date of expiration of such insurance policy; (iv) the Company shall cause to be provided all notices, assurances and support required by any Company Contract relating to any Intellectual Property or Intellectual Property Right in order to ensure that no condition under such Company Contract occurs that could result in, or could increase the likelihood of, (A) any transfer or disclosure by any Acquired Corporation of the source code for any portion of the Company Software, or (B) a release from any escrow of any source code for any Company Software that has been deposited or is required to be deposited in escrow under the terms of such Company Contract; (v) the Company shall promptly notify Parent and Purchaser of (A) any notice or other communication (in writing or otherwise) from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, and (B) any Legal Proceeding commenced, or, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting any of the Acquired Corporations; and (vi) the Company shall (to the extent requested by Parent or Purchaser) cause its officers (and the officers of the Acquired Corporations) to report regularly to Parent or Purchaser concerning the status of the business of each Acquired Corporation.

(a) During the Pre-Closing Period, except for the Pre-Closing Transactions and as specifically set forth on Schedule 5.2(a), without the prior written consent of Purchaser, the Company shall not, and shall not permit any of the other Acquired Corporations to:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

(ii) sell, issue, grant or authorize the sale, issuance or grant of (A) any capital stock or other security, (B) any option or right to acquire any capital stock or other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company shall be permitted to issue Company Common Shares upon the exercise of outstanding Company Options or upon the conversion of outstanding Company Preferred Shares or upon the exercise of other outstanding warrants or other securities disclosed to Purchaser in writing prior to the date of this Agreement);

(iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company’s stock option plans, any provision of any Contract evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract, or fail to exercise any repurchase right with respect to any shares of Company Capital Stock (unless Purchaser consents in writing to the Company failing to exercise any such repurchase right);

(iv) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(v) form any subsidiary or acquire any equity interest or other interest in any other Entity;

(vi) make any capital expenditure (except that the Acquired Corporations may make capital expenditures that, when added to all other capital expenditures made on behalf of the Acquired Corporations during the Pre-Closing Period, do not exceed $10,000);

(vii) prepay or accelerate the payment of any obligation or expense;

(viii) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract, or amend or terminate, or waive or exercise any material right or remedy under, any Material Contract;

(ix) acquire, lease or license any right or other asset from any other Person, or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for (A) immaterial assets acquired, leased, licensed or disposed of by the Acquired Corporations in the ordinary course of business and consistent with past practices, and (B) licenses granted by an Acquired Corporation in the ordinary course of business and consistent with past practices and without significant deviation from the terms set forth in the Company’s standard form end user license agreement referred to in Section 2.10(b)), or waive or relinquish any material right;

(x) lend money to any Person (except that the Company may make routine travel advances to employees in the ordinary course of business and consistent with past practices not in excess of US$10,000 in the aggregate), or incur or guarantee any indebtedness for borrowed money;

(xi) establish, adopt or amend any employee benefit plan, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

(xii) hire any employee with an annual base salary in excess of US$50,000, or promote any employee except in order to fill a position vacated after the date of this Agreement;

(xiii) change any of its sales contract terms and conditions, pricing or discounting policies or practices, product return policies, product maintenance policies, service policies, product modification or upgrade policies, personnel policies or other business policies, or any of its methods of accounting or accounting practices in any respect;

(xiv) make any Tax election;

(xv) commence or settle any Legal Proceeding;

(xvi) enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practices; or

(xvii) agree or commit to take any of the actions described in clauses ”(i)” through “(xvi)” of this Section 5.2(b).

5.3 Notification; Updates to Disclosure Schedule.

(a) During the Pre-Closing Period, the Company and the Selling Shareholders shall promptly notify Parent and Purchaser in writing of: (i) the discovery by the Company or any Selling Shareholder of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty contained in Section 2, in the case of the Company, or Section 3, in the case of the Selling Shareholders; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty contained in Section 2, in the case of the Company, or Section 3, in the case of the Selling Shareholders, if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any breach of any covenant or obligation of the Company or any of the Selling Shareholders, as the case may be; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7 or Section 8 impossible or unlikely or that has had or could reasonably be expected to have or result in a Material Adverse Effect.

(b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 5.3(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent and Purchaser an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties in this Agreement or in any certificate or other Contract referred to in this Agreement, or (ii) determining whether any condition set forth in Section 7 has been satisfied.

5.4 No Negotiation. During the Pre-Closing Period, neither the Company nor any of the Selling Shareholders shall (and the Company shall ensure that none of the Acquired Corporations nor any Representatives of any of the Acquired Corporations shall), directly or indirectly: (a) solicit, facilitate or encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent and Purchaser) relating to a possible Acquisition Transaction; (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent and Purchaser) relating to or in connection with a possible Acquisition Transaction; or (c) consider, entertain or accept any proposal or offer from any Person (other than Parent and Purchaser) relating to a possible Acquisition Transaction. The Company shall promptly notify Parent and Purchaser in writing of any inquiry, proposal or offer relating to a possible Acquisition Transaction (including the identity of the Person making or submitting such inquiry, proposal or offer, and the terms thereof) that is received by or on behalf of the Company or any of the Selling Shareholders during the Pre-Closing Period.

5.5 Transfer; Exercise and Conversion.

(a) Each Selling Shareholder agrees that, during the Pre-Closing Period, such Selling Shareholder shall not directly or indirectly sell or otherwise transfer or dispose of, or pledge or otherwise permit to be subject to any Encumbrance, any shares of Company Capital Stock or any Company Option, Company Warrant, Debenture, or other option, warrant or other right to acquire any other security or equity interest of the Company, or any direct or indirect beneficial interest therein.

(b) The vesting of all unvested Company Options held by Persons who are not Continuing Employees will be accelerated prior to the Closing and each Selling Shareholder that will not be a Continuing Employee and holds Company Options as of immediately prior to the Closing shall exercise such Company Options not later than immediately prior to the Closing (it being understood and agreed that each Selling Shareholder that is a Continuing Employee may, but shall not be required to, exercise all or part of the vested Company Options held by such Selling Shareholder prior to the Closing).

(c) Each Selling Shareholder that holds Debentures as of immediately prior to the Closing will convert such Debentures (the capital and a portion of the interest) to Company Class B Shares and the Company will pay the unconverted portion of the interest to such holders of Debentures, the whole not later than immediately prior to the Closing.

(d) Upon conversion of such Debentures, each Selling Shareholder that holds Debentures shall (a) deliver its Debentures for cancellation (b) instruct its security agent (fondé de pouvoir), holding, on behalf of such Selling Shareholder, security on the assets of the Company securing such Debentures, to fully terminate, discharge, release and cancel such security.

(e) The Company and each Selling Shareholder shall cause the secured party of any security charging the assets of the Company to terminate, release, cancel and discharge such security and to execute any registration forms required to effect such termination, release, cancellation and discharge except for the secured interest granted in favor of Parent or the landlord with respect to the real property leases identified in Part 2.9 of the Disclosure Schedule or Royal Bank of Canada with respect to the Company’s credit cards.

(f) Each Selling Shareholder that holds Company Warrants as of immediately prior to the Closing will exercise such Company Warrants not later than immediately prior to the Closing.

(g) Each Selling Shareholder that holds Company Preferred Shares as of immediately prior to the Closing, including Company Class B Shares issued to such Selling Shareholder upon conversion of Debentures, will convert such shares to Company Common Shares as of immediately prior to the Closing.

(h) The Company will, prior to the Closing, purchase for cancellation all of the issued and outstanding Company Class Z Shares for a total consideration of CDN$100.00.

(i) The Company will, two business days before Closing, deliver to the Purchaser a certificate (the “Tax Withholding Certificate”) detailing any withholding of Tax that may be required for each Selling Shareholder in respect of the transactions described in this Section 5.5.

SECTION 6. ADDITIONAL COVENANTS OF THE PARTIES

6.1 Regulatory Approvals. Each party shall use commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Acquisition and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body.

6.2 Public Announcements. Without limiting any other provision of this Agreement, during the Pre-Closing Period the Company and the Parent will consult with each other and agree, before issuing any press release or otherwise making any public statement with respect to this Agreement or the Acquisition, or regarding any of the other Contemplated Transactions and will not issue any such press release or make any such public statement prior to such consultation and agreement, provided, however, that Parent shall be permitted to issue any such press release or make any such announcement required or deemed advisable by the Parent pursuant to any Legal Requirement. The Selling Shareholders shall not, at any time, prior or subsequent to the Closing, issue any press release or make any public statement regarding this Agreement or the Acquisition, or regarding any of the other Contemplated Transactions, without Parent’s prior written consent.

6.3 Additional Agreements.

(a) Subject to Section 6.3(b), Parent, Purchaser, the Company and each Selling Shareholder shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Acquisition and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 6.3(b), each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Acquisition and the other Contemplated Transactions, and (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Acquisition or any of the other Contemplated Transactions. Each of Parent, Purchaser and the Company shall promptly deliver to the other a copy of each such filing made, each such notice given and each such Consent obtained by such party during the Pre-Closing Period.

(b) Notwithstanding anything to the contrary contained in this Agreement, neither Parent nor Purchaser shall have any obligation under this Agreement or otherwise: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause any of the Acquired Corporations to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Acquired Corporations to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any technology, software or other Intellectual Property or Intellectual Property Right, or to commit to cause any of the Acquired Corporations to license or otherwise make available to any Person any technology, software or other Intellectual Property or Intellectual Property Right; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause any of the Acquired Corporations to hold separate any assets or operations; (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Corporations; or (vi) to contest any Legal Proceeding relating to the Acquisition if Parent or Purchaser determines in good faith that contesting such Legal Proceeding might not be advisable.

6.4 Commercially Reasonable Efforts. During the Pre-Closing Period, (a) the Company and the Selling Shareholders shall use commercially reasonable efforts to cause the conditions set forth in Section 7 (under their respective control) to be satisfied on a timely basis, and (b) subject to Section 6.3(b), Parent and Purchaser shall use commercially reasonable efforts to cause the conditions set forth in Section 8 to be satisfied on a timely basis.

6.5 Ancillary Agreements and Documents. At or prior to the Closing, each Selling Shareholder shall execute and deliver to Parent and Purchaser each agreement and document referenced in Section 7 to be executed by such Selling Shareholder, and Parent and Purchaser shall each execute and deliver each agreement and document referenced in Section 7 to be executed by such by Parent and/or Purchaser.

6.6 [Reserved]

6.7 Termination of Benefit Plans. The Company shall ensure that its 401(k) Plan and Employee Stock Option Plan shall be terminated immediately prior to the Closing, unless Parent or Purchaser shall have delivered a written notice to the Company at or prior to the Closing requesting that such plan not be terminated.

6.8 Resignation of Officers and Directors. The Company shall obtain and deliver to Parent and Purchaser at or prior to the Closing the resignation of each officer and director of each of the Acquired Corporations.

6.9 Company Indemnity. From and after the Closing, Company shall fulfill and honor the obligations of the Company pursuant to any indemnification agreements existing immediately prior to the Closing of any Person who is or was a director or officer of the Company (the “Indemnified Parties”), subject to applicable law for acts or omissions occurring at or prior to the Closing (including without limitation for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby).

6.10 Continuance. The Company and the Selling Shareholders will take such action (including seeking the necessary consents under the Canada Business Corporations Act) and provide reasonable assistance prior to Closing in order to facilitate the continuance of the Company to Alberta shortly after Closing.

6.11 Preservation of Records. Parent and Purchaser shall take reasonable steps to preserve and keep the financial records of the Acquired Corporations delivered to them in connection with the completion of the transactions contemplated by this Agreement for a period of three years from the Closing Date.

6.12 Source Code Escrow. At Closing, Parent, Purchaser and the Company will deposit the DPE Source Code Materials with the DPE Escrow Agent pursuant to the DPE Escrow Agreement. Parent, Purchaser and the Company will update the DPE Source Code Materials under escrow with the DPE Escrow Agent in accordance with Section 1.2(c). Any release of the DPE Source Code Materials to the Selling Shareholders’ Agent in accordance with the terms of the DPE Escrow Agreement and this Agreement shall extinguish all Intellectual Property Rights which Parent, Purchaser or the Company may have had in the DPE Source Code Materials or the DPE Assets prior to said release.

6.13 Guarantee. Parent hereby unconditionally and irrevocably solidarily guarantees in favour of each of the Selling Shareholders, all of the obligations, undertakings and covenants of each of Purchaser and the Company (except for the obligations of the Company that were to be performed prior to Closing) under this Agreement and the other Contracts entered into or to be entered into by any of Purchaser or the Company pursuant to this Agreement, without benefit of division or discussion.

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND PURCHASER

The obligations of Parent and Purchaser to effect the Acquisition and otherwise consummate the Contemplated Transactions are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations.

(a) Each of the representations and warranties set forth in Sections 2.3, 2.22, 2.26, 2.27 and 3 shall have been accurate in all respects as of the date of this Agreement (without giving effect to any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement), and shall be accurate in all respects as of the Closing Date as if made on the Closing Date (without giving effect to any update to the Disclosure Schedule).

(b) Each of the representations and warranties set forth in Section 2 (other than Sections 2.3 and 2.22 which are addressed in Section 7.1(a)) and each of the representations and warranties set forth in each of the other Contracts delivered to Parent and Purchaser in connection with the Contemplated Transactions shall have been accurate in all material respects as of the date of this Agreement (without giving effect to any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this

Agreement), and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date (without giving effect to any update to the Disclosure Schedule).

7.2 Performance of Covenants. Each of the covenants and obligations that the Company and the Selling Shareholders are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects. Each of the covenants and obligations of the Selling Shareholders set forth in Section 5.5 shall have been complied with in all respects.

7.3 No Remaining Company Capital Stock. There shall be no Company Capital Stock or options, warrants, convertible debt or other rights to acquire Company Capital Stock outstanding as of the Closing (other than (a) those held by the Selling Shareholders and which are being sold, transferred and conveyed to Purchaser pursuant to this Agreement, and (b) Company Options which are being exchanged for Parent Options pursuant to Section 1.5) and all convertible debt shall have been converted into Company Capital Stock.

7.4 [Reserved].

7.5 No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Material Adverse Effect.

7.6 Agreements and Documents. Parent and Purchaser shall have received the following agreements and documents, each of which shall be in full force and effect:

(a) the Escrow Agreement, executed by the Selling Shareholders, the Selling Shareholders’ Agent and the Escrow Agent;

(b) each of the Offer Letters;

(c) each of the Vesting Agreements;

(d) each of the Noncompetition Agreements;

(e) Option Exchange Agreements, executed by each holder of Company Options who is a Continuing Employee;

(f) the Company Bonus Plan and the Post-Closing Bonus Plan, each duly authorized and executed by the Company, and the related bonus agreements, executed by each Company Bonus Plan participant or Post-Closing Bonus Plan participant, as the case may be, as designated by the Purchaser;

(g) a Tax Escrow Agreement from each NR Selling Shareholder described in Section 1.6(d);

(h) instruction to each of the respective security agents to discharge the security on the assets of the Company securing the Debentures, duly executed by each Selling Shareholder that holds Debentures;

(i) Registration discharge forms (RV), duly executed by the security agents of each Selling Shareholder that holds Debentures, for purposes of canceling the security registered against the Company from the Quebec Register of Personal and Movable Real Rights (the “RPMRR”);

(j) a pay-out letter, duly executed by Royal Bank of Canada regarding the termination and repayment of all outstanding obligations owed by the Company to Royal Bank of Canada (other than with respect to credit cards), and the undertaking to release and discharge of all security securing such obligations (other than with respect to credit cards) and to deliver Registration discharge forms (RV), duly executed by Royal Bank of Canada, for purposes of canceling such security from the RPMRR.

(k) a legal opinion of, Borden Ladner Gervais LLP, counsel to the Company, dated as of the Closing Date and addressed to Parent and Purchaser, in the form of Exhibit F;

(l) a certificate executed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company in a form reasonably satisfactory to Purchaser and Parent:

(i) setting forth the Aggregate Transaction Expenses, accompanied by detailed supporting documentation satisfactory to Parent and Purchaser (including written confirmation from Borden Ladner Gervais LLP, Osler, Hoskin&Harcourt, s.r.l., and each other advisor as to whom Transaction Expenses are or have been owed by each Acquired Corporation, as to all amounts owed and to be owed by each Acquired Corporation with respect to services performed by Borden Ladner Gervais LLP, Osler, Hoskin&Harcourt, s.r.l. or such other advisor through the Closing Date);

(ii) identifying each Person that is a holder of Company Common Shares immediately prior to the Closing (after giving effect to the exercise of Company Options that are not Assumed Options, the exercise of all Company Warrants, the conversion of all other convertible interests (including Debentures but excluding Assumed Options) and conversion of shares of Company Preferred Shares into Company Common Shares) and setting forth: (A) such holder’s address of record; (B) the number of Company Common Shares held by such Person immediately prior to the Closing (separately identifying the number of Company Preferred Shares, Company Warrants and Debentures that such holder held immediately prior to the Closing that were converted into Company Common Shares) and the related Company Stock Certificate numbers or similar identifiers; (C) the amount of the Aggregate Transaction Value that such Person is entitled to receive pursuant to Sections 1.2(b)(ii); and (D) the amount to be contributed to the Escrow Fund with respect to such Person pursuant to Section 1.2 and such Person’s Escrow Percentage;

(iii) setting forth the following information with respect to each Company Option held by Continuing Employees outstanding as of the Closing that is an Assumed Option: (A) the holder of such Company Option; (B) the number of Company Common Shares subject to such Company Option immediately prior to the Closing (indicating the number of such shares subject to such Company Option which are then vested and the number of shares which are then unvested), and the applicable exercise price per share of Company Common Shares; (C) the number of shares of Parent Common Stock that will be subject to such Company Option immediately after its exchange for Parent Options at the Closing, and the applicable exercise price per share; (D) the vesting schedule applicable to such Company Option; (E) the expiration date of such Company Option; and (F) the tax status of such Company Option; and

(iv) containing the representation and warranty of the Company that all dollar amounts and other information contained in such certificate and in all accompanying documentation are accurate and complete in all respects;

(m) a certificate, executed on behalf of the Company by an officer of the Company, containing the representation and warranty of the Company that the conditions set forth in Sections 7.1 (as it relates to the representations and warranties of the Company), 7.2 (as it relates to the covenants and obligations of the Company), 7.3, 7.4, 7.5, 7.7, 7.8, 7.9, 7.11 7.12 have been duly satisfied;

(n) a certificate, executed by the Selling Shareholders, containing the representation and warranty of each Selling Shareholder that the conditions set forth in Sections 7.1 (as it relates to the representations and warranties of such Selling Shareholder) and 7.2 (as it relates to the covenants and obligations of such Selling Shareholder) have been duly satisfied (the “Selling Shareholder Certificate”);

(o) stock certificates representing all of the outstanding shares of Company Capital Stock as of the Closing Date, duly endorsed by each holder thereof (or accompanied by duly executed stock powers) and the original documentation for all convertible debt and all warrants issued by any of the Acquired Corporations, submitted for cancellation;

(p) written resignations of all officers and directors of the Acquired Corporations, effective as of the Closing;

(q) an estoppel certificate, dated as of a date not more than five (5) days prior to the Closing Date and reasonably satisfactory in form and content to Parent and Purchaser, executed by Landlord; and

(r) the DPE Escrow Agreement.

7.7 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Contemplated Transactions that makes consummation of the Contemplated Transactions illegal.

7.8 No Legal Proceedings. Except for Legal Proceedings disclosed in Part 2.20 of the Disclosure Schedule, no Person shall have commenced or threatened to commence any Legal Proceeding: (a) challenging the Acquisition or seeking the recovery of a material amount of damages in connection with the Acquisition; (b) seeking to prohibit or limit the exercise by Parent or Purchaser of any material right pertaining to its direct or indirect ownership of stock of any of the Acquired Corporations; (c) that involves any of the Acquired Corporations or any of the material assets owned or used by any of the Acquired Corporations, or that involves any Person for whom any of the Acquired Corporations has or may have retained or assumed liability, either contractually or by operation of law, and seeking the recovery of a material amount of damages; (d) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Acquisition or any of the other Contemplated Transactions; (e) seeking to compel any of the Acquired Corporations, Parent, Purchaser or any Subsidiary of Parent to dispose of or hold separate any material assets as a result of the Acquisition or any of the other Contemplated Transactions; or (f) that, if adversely determined, would have a Material Adverse Effect.

7.9 No Claim Regarding Stock Ownership or Sale Proceeds. No Person shall have made or threatened any claim asserting that such Person (a) may be the holder or the beneficial owner of, or may have the right to acquire or to obtain beneficial ownership of, any capital stock or other securities of any of the Acquired Corporations, or (b) may be entitled to all or any portion of the Aggregate Transaction Value.

7.10 No Prohibition. Neither the consummation nor the performance of any the Contemplated Transactions by Acquired Corporations or the Selling Shareholders will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause Parent, Purchaser or any Person affiliated with either Parent or Purchaser to suffer any adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been proposed by or before any Governmental Body.

7.11 Employees. None of the individuals identified on Schedule B and not more than two of the other employees of the Company as of the date of this Agreement shall have (a) ceased to be employed by, or expressed an intention to terminate employment with, any of the Acquired Corporations, or (b) expressed an intention to decline to accept employment with Parent, Purchaser or any Subsidiary of Parent.

7.12 Non-Disclosure and Inventions Agreement. The Company and each of its current and former employees and consultants shall have entered into the Company’s standard form of Non-Disclosure Agreement and Inventions Agreement, in substantially the form delivered to Purchaser or in another form reasonably acceptable to Purchaser, thereby assigning all rights to any intellectual property relating to the Company’s business to the Company.

7.13 Termination of Employee Plan. If required by Section 6.7, the Company shall have provided Purchaser with evidence satisfactory to Purchaser as to the termination of the benefit plans referred to in Section 6.7.

7.14 Termination of Security Interests. Any and all secured interest in any assets of any of the Acquired Corporations shall have been terminated, released, cancelled and discharged, except for the secured interest granted in favor of Parent or the landlord with respect to the real property leases identified in Part 2.9 of the Disclosure Schedule or Royal Bank of Canada with respect to the Company’s credit cards.

SECTION 8. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY AND THE SELLING SHAREHOLDERS

The obligation of the Selling Shareholders to effect the Acquisition and otherwise consummate the Contemplated Transactions is subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:

8.1 Accuracy of Representations. Each of the representations and warranties made by Parent and Purchaser in this Agreement shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the Closing Date as if made on the Closing Date; provided, however, that the condition set forth in this Section 8.1 shall be deemed to have been satisfied notwithstanding the existence of inaccuracies in such representations and warranties if the circumstances rendering such representations and warranties inaccurate have not had and would not reasonably be expected to have or result in a material adverse effect on the ability of Parent or Purchaser to consummate the Contemplated Transactions.

8.2 Performance of Covenants. All of the covenants and obligations that Parent and Purchaser are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3 Escrow Agreement; Certificate. The Selling Shareholders’ Agent shall have received (a) the Escrow Agreement, executed by Purchaser, Parent and the Escrow Agent, (b) each of the Option Exchange Agreements, executed by Parent, (c) a legal opinion of McCarthy Tetrault LLP dated as of the Closing Date and addressed to the Selling Shareholders, in the form of Exhibit G, (d) the DPE Escrow Agreement, (e) a certificate executed on behalf of Parent and Purchaser by an officer of each of Parent and Purchaser containing the representation and warranty of Parent and Purchaser that the conditions set forth in Sections 8.1 and 8.2 have been duly satisfied, (f) countersignatures, by the Parent, to each of the Option Exchange Agreements delivered pursuant to Section 7.6 and (g) the Tax Escrow Agreements, executed by Purchaser.

8.4 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Contemplated Transactions shall have been issued against the Selling Shareholders or the Company by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Company, the Selling Shareholders and the Contemplated Transactions that makes consummation of the Contemplated Transactions by the Selling Shareholders illegal.

SECTION 9. TERMINATION

9.1 Termination Events. This Agreement may be terminated prior to the Closing:

(a) by the mutual written consent of Purchaser and the Selling Shareholders’ Agent, acting on behalf of the Selling Shareholders;

(b) by Purchaser if the Closing has not taken place on or before September 30, 2006 (the “End Date”) other than as a result of any failure on the part of Purchaser or Parent to comply with or perform any covenant or obligation of Purchaser or Parent, respectively, set forth in this Agreement or in any other agreement or instrument delivered to the Selling Shareholders;

(c) by the Selling Shareholders’ Agent if the Closing has not taken place on or before the End Date (other than as a result of the failure on the part of the Company or any of the Selling Shareholders or the Selling Shareholders’ Agent to comply with or perform any covenant or obligation of the Company or any of the Selling Shareholders or the Company or the Selling Shareholders’ Agent, respectively, set forth in this Agreement or in any other agreement or instrument delivered to Purchaser or Parent);

(d) by Purchaser if (i) any representation or warranty of the Company or any Selling Shareholder contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 7.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date, (A) all materiality qualifications and similar qualifications contained or incorporated directly or indirectly in such representations and warranties shall be disregarded, and (B) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded), or (ii) any of the covenants or obligations of the Company or any Selling Shareholder contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in or breach of any representation or warranty of the Company or any Selling Shareholder as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by the Company or any Selling Shareholder is curable by the Company or such Selling Shareholder through the use of commercially reasonable efforts during the 10-day period after Purchaser or Parent notifies the Company and Selling Shareholders’ Agent in writing of the existence of such inaccuracy or breach (the “Company Cure Period”), then Purchaser may not terminate this Agreement under this Section 9.1(d) as a result of such inaccuracy or breach prior to the expiration of the Company Cure Period, provided the Company or such Selling Shareholder, during the Company Cure Period, continues to exercise commercially reasonable efforts to cure such inaccuracy or breach;

(e) by the Selling Shareholders’ Agent if (i) any representation or warranty of Purchaser or Parent contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 8.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date, all materiality qualifications and similar qualifications contained or incorporated directly or indirectly in such representations and warranties shall be disregarded), or (ii) if any of

Purchaser’s or Parent’s covenants or obligations contained in this Agreement shall have been breached in any material respect such that the condition set forth in Section 8.2 would not be satisfied; provided, however, that if an inaccuracy in or breach of any representation or warranty of Purchaser or Parent as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by Purchaser or Parent is curable by Purchaser or Parent through the use of commercially reasonable efforts during the 10-day period after the Selling Shareholders’ Agent notifies Purchaser or Parent in writing of the existence of such inaccuracy or breach (the “Parent Cure Period”), then the Selling Shareholders’ Agent may not terminate this Agreement under this Section 9.1(e) as a result of such inaccuracy or breach prior to the expiration of the Parent Cure Period, provided Purchaser or Parent, during the Parent Cure Period, continues to exercise commercially reasonable efforts to cure such inaccuracy or breach;

(f) by Purchaser if (i) there shall have occurred any Material Adverse Effect, or (ii) any event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Material Adverse Effect; or

(g) by either Purchaser or the Selling Shareholders’ Agent if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions.

9.2 Termination Procedures. If a party wishes to terminate this Agreement pursuant to Section 9.1, then such party shall deliver to the other parties to this Agreement a written notice stating that such party is terminating this Agreement and setting forth a brief description of the basis on which such party is terminating this Agreement.

9.3 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) none of the Company, the Selling Shareholders, Purchaser or Parent shall be relieved of any obligation or liability arising from any prior willful breach by such party of any representation, warranty, covenant, or obligation contained in this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 6.3 and Section 11.

SECTION 10. INDEMNIFICATION, ETC.

10.1 Survival of Representations, Etc.

(a) The representations, warranties, covenants and obligations of the Company and the Selling Shareholders (including the representations and warranties set forth in Sections 2 and 3 and the representations and warranties set forth in the certificates referred to in Section 7) shall survive the Closing.

(b) All representations and warranties of the Company set forth in Section 2 and in the certificates referred to in Sections 7.6(i) and 7.6(j), and all covenants and obligations of the Company set forth in Sections 5 and 6, shall expire on the Expiration Date; provided, however, that if, at any time on or prior to the Expiration Date, any Indemnitee (acting in good faith) delivers to the Selling Shareholders’ Agent a Notice of Indemnification Claim (as defined in Section 10.10(a)) alleging the existence of a possible inaccuracy in or a breach of any of such representations, warranties, covenants or obligations and asserting a claim for recovery under Section 10.2 based on such possible inaccuracy or breach, then the claim asserted in such Notice of Indemnification Claim shall survive until such time as such claim is fully and finally resolved.

(c) All representations, warranties, covenants and obligations of Parent and Purchaser shall terminate and expire on the Expiration Date, and any liability of Parent or Purchaser with respect to such representations, warranties, covenants and obligations shall thereupon cease, with the exception of any covenants by Parent and Purchaser that are expressly required to be performed after the Expiration Date, in which case each such post-Closing covenant shall terminate, cease and expire upon satisfaction of such covenant.

(d) The representations, warranties, covenants and obligations of the Company and the Selling Shareholders, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

(e) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update of or modification to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company or a Selling Shareholder, as the case may be, in this Agreement. Disclosure of information in one section or subsection of the Disclosure Schedule shall be deemed disclosed in each other section or subsection of the Disclosure Schedule to which it is reasonably apparent from the face of such information that it applies.

(f) Claims for indemnification, compensation and reimbursement brought in accordance with and subject to this Section 10 shall be the sole and exclusive remedy of any Indemnitee for monetary damages from and after the Closing with respect to breaches of this Agreement by the Company or any Selling Shareholder. Without limiting the generality of the foregoing, nothing contained in this Agreement shall limit the rights of any Indemnitee to seek or obtain injunctive relief or any other equitable remedy to which such Indemnitee is otherwise entitled.

10.2 Indemnification.

(a) Without limiting the rights of any Indemnitee under Section 10.2(b), from and after the Closing (but subject to Section 10.1(a) and 10.3), the Selling Shareholders shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are connected with:

(i) any inaccuracy in or breach of any representation or warranty set forth in Section 2 as of the date of this Agreement (without giving effect to any materiality qualification, any “Knowledge” qualification or any similar qualification contained in such representation or warranty, and without giving effect to any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement);

(ii) any inaccuracy in or breach of any representation or warranty set forth in Section 2 as if such representation and warranty had been made on and as of the Closing Date (without giving effect to any materiality qualification, any “Knowledge” qualification or any similar qualification contained in such representation or warranty, and without giving effect to any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement);

(iii) any inaccuracy in or breach of any representation or warranty set forth in either of the certificates referred to in Sections 7.6(i) and 7.6(j) without giving effect to any materiality qualification, any “Knowledge” qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty, and without giving effect to any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement);

(iv) any breach of any covenant or obligation of the Company;

(v) any claim asserted by any Person who is or was, or who claims to be or to have been, the holder of, or entitled to acquire or receive, any stock, option or other security of any of the Acquired Corporations;

(vi) any Transaction Expenses in excess of US$150,000 in the aggregate which were not taken into account in calculating the Aggregate Transaction Value;

(vii) the matters specified in Parts 2.20(a)(i) (but only to the extent the Indemnitees suffer or incur, or otherwise become subject to, Damages in excess of US$35,000 with respect to such matter) and 2.24 of the Disclosure Schedule; or

(viii) any Legal Proceeding relating to any inaccuracy, breach, claim, appraisal rights, expense or fee of the type referred to in clause “(i),” clause “(ii),” clause “(iii),” clause “(iv),” clause “(v),” clause “(vi)” or clause “(vii)” above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 10.2(a)).

(b) Without limiting the rights of any Indemnitee under Section 10.2(a), from and after the Closing, each Selling Shareholder shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and that arise from or as a result of, or are directly or indirectly connected with:

(i) any inaccuracy in or breach of any representation or warranty of such Selling Shareholder set forth in Section 3 as of the date of this Agreement (without giving effect to any materiality qualification, any “Knowledge” qualification or any similar qualification contained in such representation or warranty, and without giving effect to any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement);

(ii) any inaccuracy in or breach of any representation or warranty of such Selling Shareholder set forth in Section 3 as if such representation and warranty had been made on and as of the Closing Date (without giving effect to any materiality qualification, any “Knowledge” qualification or any similar qualification contained in such representation or warranty, and without giving effect to any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement);

(iii) any inaccuracy in or breach of any representation or warranty of such Selling Shareholder set forth in the Selling Shareholder Certificate (without giving effect to any materiality qualification, any “Knowledge” qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty, and without giving effect to any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement);

(iv) any breach of any covenant or obligation of such Selling Shareholder; or

(v) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause “(i),” clause “(ii),” clause “(iii)” or clause “(iv)” above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 10.2(b)).

(c) The parties acknowledge and agree that, if the Company or Purchaser suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Company as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the Company or Purchaser, and Purchaser shall also be deemed, by virtue of its ownership of the Company, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

10.3 Certain Limitations.

(a) Subject to Section 10.3(c), the Indemnitees shall not be entitled to recover any Damages pursuant to Section 10.2(a)(i), Section 10.2(a)(ii), Section 10.2(a)(iii) or Section 10.2(a)(vii) or Section 10.2(a)(viii) (as it relates to the foregoing subsections) for any inaccuracy in or breach of any representation or warranty of the Company until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds US$250,000 in the aggregate. At such time as the cumulative amount of such

Damages exceeds US$250,000 in the aggregate, the Indemnitees shall be entitled to be recover the entire amount of such Damages, including the initial US$250,000.

(b) Subject to Section 10.3(c), recourse to the Escrow Fund shall be the Indemnitees’ sole and exclusive remedy for monetary Damages resulting from the matters referred to in Section 10.2(a).

(c) The limitations set forth in Sections 10.3(a) and 10.3(b) shall not apply in the case of fraudulent or intentional misrepresentation; or (ii) any Damages arising or resulting from or connected with matters referred to in Section 10.2(b).

(d) Nothing in this Agreement shall limit the rights or remedies of any Indemnitee against any particular Selling Shareholder, or the Damages to which any particular Selling Shareholder may be held liable, for a breach by such particular Selling Shareholder of any provision of any agreement (other than this Agreement) executed and delivered by such Selling Shareholder in connection with the transactions contemplated by this Agreement.

(e) Notwithstanding anything to the contrary contained in this agreement, except in the case of fraudulent or intentional misrepresentation, the maximum amount that the Indemnitees are entitled to recover directly from any Selling Shareholder under Section 10.2(b) with respect to any Damages set forth in a Notice of Indemnification Claim shall be the amount of the Aggregate Transaction Value that such Selling Shareholder actually receives pursuant to this Agreement.

10.4 No Contribution. Each Selling Shareholder waives, and acknowledges and agrees that such Selling Shareholder shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against Parent, Purchaser, the Company or any of the other Acquired Corporations in connection with any indemnification obligation or any other liability to which such Selling Shareholder may become subject under or in connection with this Agreement.

10.5 One Recovery. The Indemnitees shall not be entitled to double recovery for any Damages even though they may have resulted from the breach of more than one of the representations, warranties, agreements and covenants made by the Company or the Selling Shareholders in this Agreement

10.6 Interest. Any Indemnitee that is entitled to be held harmless, indemnified, compensated or reimbursed pursuant to this Section 10 with respect to any Damages shall also be entitled to recover interest on the amount of such Damages (for the period commencing as of the date on which such Damages were incurred and ending on the date on which the liability to such Indemnitee relating to such Damages is fully satisfied) at a floating rate three percentage points above the rate of interest publicly announced by Bank of America, N.T. & S.A. from time to time as its prime, base or reference rate.

10.7 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Company, Purchaser,

Parent or any other Person) with respect to which any Indemnitee may be entitled to be held harmless, indemnified, compensated or reimbursed pursuant to this Section 10, (a) Purchaser shall notify the Selling Shareholders’ Agent promptly after Purchaser receives written notice of such claim or Legal Proceeding (it being understood that any failure by Purchaser to so notify the Selling Shareholders’ Agent shall have no effect on an Indemnitee’s ability to recover Damages pursuant to this Section 10), and (b) Purchaser shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own with counsel reasonably acceptable to the Selling Shareholders’ Agent. If Purchaser so proceeds with the defense of any such claim or Legal Proceeding: (i) all reasonable expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid from the Escrow Fund or, if such claim or Legal Proceeding relates to any matter referred to in Section 10.2(b), by the Selling Shareholder or Selling Shareholders obligated to hold harmless, indemnify, compensate and reimburse such Indemnitee; (ii) the Selling Shareholders’ Agent and each Selling Shareholder shall make available to Purchaser any documents and materials that Purchaser determines in good faith may be necessary to the defense of such claim or Legal Proceeding; and (iii) Purchaser shall have the right to settle, adjust or compromise such claim or Legal Proceeding; provided, however, that if Purchaser settles, adjusts or compromises any such claim or Legal Proceeding without the consent of the Selling Shareholders’ Agent, such settlement, adjustment or compromise shall not be conclusive evidence of the amount of Damages incurred by the Indemnitee in connection with such claim or Legal Proceeding (it being understood that if Purchaser requests that the Selling Shareholders’ Agent consent to a settlement, adjustment or compromise, the Selling Shareholders’ Agent shall not unreasonably withhold or delay such consent). If Purchaser does not elect to proceed with the defense of any such claim or Legal Proceeding, the Selling Shareholders’ Agent shall (at the sole expense of the Selling Shareholders or, if such claim or Legal Proceeding relates to any matter referred to in Section 10.2(b), by the Selling Shareholder or Selling Shareholders obligated to hold harmless, indemnify, compensate and reimburse such Indemnitee) proceed with the defense of such claim or Legal Proceeding with counsel reasonably acceptable to Purchaser; provided, however, that the Selling Shareholders’ Agent may not settle, adjust or compromise any such claim or Legal Proceeding without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed).

10.8 Setoff. Subject to the limitations set forth in Section 10.3, nothing in this Section 10 shall limit any rights of setoff or other similar rights that Purchaser or any of the other Indemnitees may have at law or otherwise.

10.9 Exercise of Remedies by Indemnitees Other Than Parent and Purchaser. No Indemnitee (other than Parent, Purchaser or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent or Purchaser (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

10.10 Indemnification Claims; Escrow Arrangements.

(a) If any Indemnitee has incurred or suffered or claims to have incurred or suffered, or believes that it may incur or suffer, Damages for which it is or may be entitled to be held harmless, indemnified, compensated or reimbursed under this Section 10, such Indemnitee may deliver a notice to the Selling Shareholders’ Agent (any such notice being referred to as a “Notice of Indemnification Claim,” and the claim for indemnification, compensation and reimbursement described in such Notice of Indemnification Claim being referred to as an “indemnification claim”), which shall (i) state that such Indemnitee believes that that there is or has been a possible inaccuracy in or breach of a representation, warranty, covenant or obligation contained in this Agreement or that such Indemnitee is otherwise entitled to be held harmless, indemnified, compensated or reimbursed under this Section 10, (ii) contain a brief description of the circumstances supporting such Indemnitee’s belief that there is or has been such a possible inaccuracy or breach or that such Indemnitee may otherwise be entitled to be held harmless, indemnified, compensated or reimbursed, (iii) contain a good faith, non-binding, preliminary estimate of the aggregate dollar amount of actual and potential Damages that have arisen and may arise as a result of the inaccuracy, breach or other matter referred to in such notice (the aggregate amount of such estimate, as it may be modified by such Indemnitee in good faith from time to time, being referred to as the “Claimed Amount”), and (iv) specify whether the indemnification claim described in such notice is being made by such Indemnitee (A) pursuant to Section 10.2(a) (a “General Indemnity Claim”) or (B) against a particular Selling Shareholder pursuant to Section 10.2(b) (a “Selling Shareholder Claim”).

(b) During the 30-day period commencing upon the delivery by an Indemnitee to the Selling Shareholders’ Agent of a Notice of Indemnification Claim (the “Dispute Period”), the Selling Shareholders’ Agent shall deliver to the Indemnitee a written response (the “Response Notice”) in which the Selling Shareholders’ Agent: (i) agrees that the full Claimed Amount is owed to the Indemnitee; (ii) agrees that part (but not all) of the Claimed Amount (the “Agreed Amount”) is owed to the Indemnitee; or (iii) asserts that no part of the Claimed Amount is owed to the Indemnitee. Any part of the Claimed Amount that is not agreed by the Selling Shareholders’ Agent to be owed to the Indemnitee pursuant to the Response Notice (or the entire Claimed Amount, if the Selling Shareholders’ Agent asserts in the Response Notice that no part of the Claimed Amount is owed to the Indemnitee) shall be referred to as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any good faith modifications by the Indemnitee to the Claimed Amount). If a Response Notice is not received by the Indemnitee prior to the expiration of the Dispute Period, then the Selling Shareholders’ Agent shall be conclusively and irrevocably deemed to have agreed that the full Claimed Amount is owed to the Indemnitee.

(c) If the Selling Shareholders’ Agent delivers a Response Notice to the Indemnitee agreeing that the full Claimed Amount is owed to the Indemnitee, or if the Selling Shareholders’ Agent does not deliver a Response Notice to the Indemnitee during the Dispute Period, then, within three days following the earlier of the delivery of such Response Notice to the Indemnitee or the expiration of the Dispute Period:

(i) if the indemnification claim is a General Indemnity Claim, then upon the written request of Purchaser, Purchaser and the Selling Shareholders’ Agent shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to disburse to the Indemnitee from the Escrow Fund an amount equal to the lesser of (A) the full Claimed Amount or (B) the entire amount of any cash remaining in the Escrow Fund; and

(ii) if the indemnification claim is a Selling Shareholder Claim, the particular Selling Shareholder that is responsible for satisfying such indemnification claim shall pay the full Claimed Amount to the Indemnitee in cash.

(d) If the Selling Shareholders’ Agent delivers a Response Notice during the Dispute Period to the Indemnitee agreeing that less than the full Claimed Amount is owed to the Indemnitee (such amount as is agreed to be owed the “Agreed Amount”), then, within three days following the delivery of such Response Notice to the Indemnitee:

(i) if the indemnification claim is a General Indemnity Claim, then upon the written request of Purchaser, Purchaser and the Selling Shareholders’ Agent shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to disburse to the Indemnitee from the Escrow Fund an amount equal to the lesser of (A) the Agreed Amount or (B) the entire amount of any cash remaining in the Escrow Fund; and

(ii) if the indemnification claim is a Selling Shareholder Claim, the particular Selling Shareholder that is responsible for satisfying such indemnification claim shall pay the Agreed Amount to the Indemnitee in cash.

(e) If the Selling Shareholders’ Agent delivers a Response Notice to the Indemnitee during the Dispute Period indicating that there is a Contested Amount, the Selling Shareholders’ Agent and the Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Indemnitee and the Selling Shareholders’ Agent resolve such dispute in writing, then their resolution of such dispute shall be binding on the Selling Shareholders’ Agent, the Selling Shareholders, the other Selling Shareholders and the Indemnitee and a settlement agreement stipulating the amount owed to the Indemnitee (the “Stipulated Amount”) shall be signed by the Indemnitee and the Selling Shareholders’ Agent. Within three days after the execution of such settlement agreement:

(i) if the indemnification claim is a General Indemnity Claim, then upon the written request of Purchaser, Purchaser and the Selling Shareholders’ Agent shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to disburse to the Indemnitee from the Escrow Fund an amount equal to the lesser of (A) the Stipulated Amount or (B) the entire amount of any cash remaining in the Escrow Fund; and

(ii) if the indemnification claim is a Selling Shareholder Claim, the particular Selling Shareholder that is responsible for satisfying such indemnification claim shall pay the Stipulated Amount to the Indemnitee in cash.

(f) If the Selling Shareholders’ Agent and the Indemnitee are unable to resolve the dispute relating to any Contested Amount during the 30-day period commencing upon the delivery of the Response Notice (the “Initial Resolution Period”), then either the Indemnitee or the Selling Shareholders’ Agent may submit the contested portion of the indemnification claim to binding arbitration in Montreal, Quebec in accordance with the Code of Civil Procedure then in effect. Arbitration will be conducted by one arbitrator (it being understood and agreed that such arbitrator shall be a member of the Quebec Bar), mutually selected by Purchaser and the Selling Shareholders’ Agent; provided, however, that if Purchaser and the Selling Shareholders’ Agent fail to mutually select an arbitrator within 15 business days after the contested portion of the indemnification claim is submitted to arbitration, then the arbitrator shall be selected in accordance with the rules regarding the selection of arbitrators as set forth in the Code of Civil Procedure. The parties agree to use commercially reasonable efforts to cause the arbitration hearing to be conducted within 75 days after the appointment of the arbitrator, and to use commercially reasonable efforts to cause the decision of the arbitrator to be furnished within 15 days after the conclusion of the arbitration hearing. The parties shall be entitled to only limited discovery at the discretion of the arbitrator, and agree that any discovery shall be completed at least 10 days prior to the commencement of the arbitration hearing. The decision of the arbitrator shall relate solely: (i) to whether the Indemnitee is entitled to recover the Contested Amount (or a portion thereof), and the portion of such Contested Amount the Indemnitee is entitled to recover; and (ii) to the determination of whether the Indemnitee is the prevailing party as provided below. The final decision of the arbitrator shall be furnished to the Selling Shareholders’ Agent, the Indemnitee and the Escrow Agent in writing, shall constitute a conclusive determination of the issues in question, binding upon the Selling Shareholders’ Agent, the Selling Shareholders, the other Selling Shareholders and the Indemnitee and shall not be contested by any of them. If the Indemnitee is determined by the arbitrator to be the prevailing party, then the aggregate dollar amount of the arbitrator’s award to the Indemnitee shall be increased by the amount of the reasonable expenses (including attorneys’ fees) of the Indemnitee, and the fees and expenses associated with the arbitration (including the arbitrator’s fees and expenses). If the Indemnitee is determined by the arbitrator not to be the prevailing party and the arbitrator determines that the Selling Shareholders’ Agent is the prevailing party, then any amount awarded by the arbitrator to the Indemnitee shall be reduced by the amount of the reasonable expenses (including attorneys’ fees) of the Selling Shareholders’ Agent, and the fees and expenses associated with the arbitration (including the arbitrator’s fees and expenses), and if no amount is awarded to the Indemnitee, the Indemnitee shall reimburse the Selling Shareholders’ Agent for its reasonable expenses (including attorneys’ fees) and pay the fees and expenses associated with the arbitration (including the arbitrator’s fees and expenses). Within three days following the receipt of the final award of the arbitrator setting forth the aggregate amount owed to the Indemnitee (the “Award Amount”):

(i) if the indemnification claim is a General Indemnity Claim, then upon the written request of Purchaser, Purchaser and the Selling Shareholders’ Agent shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to disburse to the Indemnitee from the Escrow Fund an amount equal to the lesser of (A) the Award Amount or (B) the entire amount of any cash remaining in the Escrow Fund; and

(ii) if the indemnification claim is a Selling Shareholder Claim, the particular Selling Shareholder that is responsible for satisfying such indemnification claim shall pay the Award Amount to the Indemnitee in cash.

(g) Within 10 days after the Expiration Date, if the amount of cash remaining in the Escrow Fund (the “Escrow Balance”) exceeds the aggregate amount of Damages for which indemnification is being sought under Section 10.2 pursuant to all Notices of Indemnification Claims delivered prior to the Expiration Date that have not been finally resolved and paid prior to the Expiration Date in accordance with this Section 10.10 (each, an “Unresolved Escrow Claim”), Purchaser and the Selling Shareholders’ Agent shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to disburse to each Selling Shareholder from the Escrow Fund an amount equal to the product of (i) such Selling Shareholder’s Escrow Percentage and (ii) the amount by which the Escrow Balance exceeds the aggregate amount of such Damages claimed in such Notices of Indemnification Claims.

(h) Following the Expiration Date, if an Unresolved Escrow Claim is finally resolved, Purchaser and the Selling Shareholders’ Agent shall jointly execute and deliver to the Escrow Agent, within three days after the final resolution of such Unresolved Escrow Claim and the payment to the Indemnitee of all amounts payable to the Indemnitee from the Escrow Fund, a written notice instructing the Escrow Agent to disburse to each Selling Shareholder from the Escrow Fund an amount equal to the product of (i) such Selling Shareholder’s Escrow Percentage and (ii) the amount by which the Escrow Balance exceeds the aggregate amount of Damages claimed in Notices of Indemnification Claims with respect to all remaining Unresolved Escrow Claims.

(i) Notwithstanding anything contained in this Agreement or the Escrow Agreement to the contrary, in the event that there is a pending General Indemnity Claim or a pending Selling Shareholder Claim brought by Purchaser directly against any Selling Shareholder that has not been finally resolved and paid in accordance with this Section 10.10 at the time that any distribution to such Selling Shareholder is to be made from the Escrow Fund in accordance with Section 10.10(g) or 10.10(h), Purchaser may, in its sole discretion, elect to require the Escrow Agent to deduct from the amount that would otherwise be distributed to such Selling Shareholder, and to retain in the Escrow Fund, the aggregate amount claimed by the Indemnitee to be owed by such Selling Shareholder pending final resolution and payment of the Indemnitee’s indemnification claim against such Selling Shareholder.

(j) Notwithstanding anything to the contrary herein, in the event an Indemnitee shall make an indemnification claim against the Escrow and, as a result of such claim, amounts are to be paid from the Escrow Fund to an Indemnitee, then (i) the amount payable from the Escrow Fund as a result of the claim shall be equal to the full amount to be paid as a result of the claim or deficit (the “Claim Payment”) reduced by an amount equal to the product of (x) the Claim Payment multiplied by (y) the Bonus Plan Escrow Contribution Percentage (such product, the “Holdback Claim Amount”), and (ii) an Indemnitee shall be entitled to set off and recover from the Aggregate Bonus Holdback Amount, on a pro rata basis, an amount equal to the Holdback Claim Amount, and the Aggregate Bonus Holdback Amount shall be reduced on a pro rata basis by the amount so set off and recovered.

10.11 Tax Adjustments.

(a) The parties agree that any amount paid to any Indemnitee pursuant to this Section 10 shall be treated as a reduction in the Aggregate Transaction Value for tax purposes.

(b) In determining the amount of any Damages under this Section 10, the Parties agree that any such Damages shall be increased (or decreased) to take into account any net Tax cost (or net Tax benefit) incurred (or enjoyed) by the Indemnitee as a result of the matter giving rise to such Claim and the receipt of an indemnity payment hereunder. For greater certainty, any net Tax cost (or net Tax benefit) shall take into account any projected future Tax costs (or benefits), any withholding of Tax and any further cost (or benefit) resulting from such increased indemnity payment, and any net Tax cost (or benefit) that may be realized after the year of the indemnification shall not be taken into account.

SECTION 11. MISCELLANEOUS PROVISIONS

11.1 Selling Shareholders’ Agent.

(a) The Selling Shareholders have irrevocably nominated, constituted and appointed Tumit Communications Inc. as the agent and true and lawful attorney-in-fact of the Selling Shareholders, referred to herein as the “Selling Shareholders’ Agent,” with full power of substitution, to act in the name, place and stead of the Selling Shareholders for purposes of executing any documents and taking any actions that the Selling Shareholders’ Agent may determine to be necessary, desirable or appropriate in connection with any of the agreements referred to in this Agreement and the consummation of any of the transactions contemplated herein or therein. Tumit Communications Inc. has accepted its appointment as Selling Shareholders’ Agent.

(b) The Selling Shareholders have granted to the Selling Shareholders’ Agent full authority to execute, deliver, acknowledge, certify and file on behalf of the Selling Shareholders (in the name of any or all of the Selling Shareholders or otherwise) any and all documents that the Selling Shareholders’ Agent may determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Selling Shareholders’ Agent may determine to be appropriate.

(c) Notwithstanding anything to the contrary contained in any of the Company Transaction Agreements or Selling Shareholder Transaction Agreements, Purchaser shall be entitled to deal exclusively with the Selling Shareholders’ Agent on all matters relating to any of the agreements referred to in this Agreement and the consummation of any of the transactions contemplated herein or therein (including all matters relating to any notice to, or any Consent to be given or action to be taken by, any Selling Shareholder).

(d) Notwithstanding anything to the contrary contained in any of the Company Transaction Agreements or Selling Shareholder Transaction Agreements, each Indemnitee shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Selling Shareholder by the Selling Shareholders’ Agent, and on any other action taken or purported to be taken on behalf of any Selling Shareholder by the Selling Shareholders’ Agent, as fully binding upon such Selling Shareholder.

(e) If the Selling Shareholders’ Agent shall die, become disabled or otherwise be unable to fulfill its responsibilities hereunder, the Selling Shareholders shall, within ten days after such death or disability, appoint a successor to the Selling Shareholders’ Agent and immediately thereafter notify the Parent and Purchaser of the identity of such successor. Any such successor shall succeed the Selling Shareholders’ Agent as Selling Shareholders’ Agent hereunder. If for any reason there is no Selling Shareholders’ Agent at any time, all references herein to the Selling Shareholders’ Agent shall be deemed to refer to the Selling Shareholders.

(f) All expenses incurred by the Selling Shareholders’ Agent in connection with the performance of its duties as Selling Shareholders’ Agent shall be borne and paid by the Selling Shareholders.

11.2 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Contemplated Transactions.

11.3 Fees and Expenses. Except as otherwise provided in this Agreement, each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees, accounting fees and investment banking fees) that have been incurred or that are incurred by or on behalf of such party in connection with the Contemplated Transactions.

11.4 Attorneys’ Fees. If any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

11.5 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent:

Rackable Systems, Inc.

1933 Milmont Drive

Milpitas, CA 95035

Attention: William P. Garvey, Esq.

Facsimile: (408) 321-0293

with a copy to:

Cooley Godward LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, CA 94306

Attention: Timothy J. Moore, Esq.

Facsimile: (650) 849-7400

if to Purchaser:

Rackable Systems Canada Acquisition ULC

c/o Rackable Systems, Inc.

1933 Milmont Drive

Milpitas, CA 95035

Attention: William P. Garvey, Esq.

Facsimile: (408) 321-0293

if to the Company:

Terrascale Technologies Inc.

407 McGill, Suite 1002

Montreal, Quebec

H2Y 2G3 Canada

Attention:  President

Facsimile:  (800) 515-1284

with a copy to:

Borden Ladner Gervais LLP

1000, de La Gauchetière Street West

Suite 900, Montréal (Québec) H3B 5H4

Attention:  Me John Godber

Facsimile:   (514) 954-1905

- and -

Entrepia Fund North, L.P.

1010 Sherbrooke West, Suite 820

Montréal, QC

H3A 2R7

Attention: S. Gene Kawaratani

Facsimile: (514) 842-9847

Entrepia Fund II, L.P.

5201 Great America Parkway, Suite 456

Santa Clara, CA 95054 USA

Attention: Amitabh Srivastava

Facsimile: (408) 492-9540

Lothian Partners 27 SARL SICAR

14, rue du Marché-aux-Herbes, L-1728

Luxembourg

Attention: Matthijs Bogers

Facsimile:  +352 (26) 27 4350

with a copy to:

Multiple Capital Inc.

1010, Sherbrooke Street West, Suite 1200

Montréal, QC

H3A 2R7

Attention:  Claude Vachet

Facsimile:   (514) 461-9969

- and -

Osler, Hoskin&Harcourt, s.r.l.

1000, de La Gauchetière Street West

Suite 900, Montréal (Québec) H3B 5H4

Attention:  Shahir Guindi

Facsimile:  (514) 904-8101

if to any Selling Shareholder: to the respective addresses and facsimile numbers set forth beneath the names of the Selling Shareholders on the signature pages of this Agreement if to the Selling Shareholders’ Agent:

Tumit Communications Inc.

3637, Sainte-Famille

Montréal (Québec) H2X 2L5

Attention: Me Dean Proctor

with a copy to:

Irving Mitchell Kalichman LLP

4119 Sherbrooke Street West

Westmount, Quebec

Canada H3Z 1A7

Attention: Doug Mitchell

Facsimile: (514) 935-2999

11.6 Confidentiality. Without limiting the generality of anything contained in Section 6.2, each Selling Shareholder shall keep confidential, and shall not use or disclose to any other Person, any non-public document or other non-public information in such Selling Shareholder’s possession that relates to the business of the Company, Purchaser or Parent.

11.7 Time of the Essence. Time is of the essence of this Agreement.

11.8 Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

11.9 Counterparts and Exchanges by Facsimile Transmission. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile transmission shall be sufficient to bind the parties to the terms and conditions of this Agreement.

11.10 Governing Law; Arbitration; Venue.

(a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the Province of Quebec and the laws of Canada applicable therein (without giving effect to principles of conflicts of laws).

(b) Except as specially provided in Section 10.10, to provide a mechanism for rapid and economical dispute resolution, the parties agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, will be resolved, to the fullest extent permitted by law, by final, binding, and confidential arbitration conducted in Montreal, Quebec in accordance with the Code of Civil Procedure then in effect. Arbitration will be conducted by one arbitrator (it being understood and agreed that such arbitrator shall be a member of the Quebec Bar), mutually selected by the parties involved; provided, however, that if each of the parties involved fail to mutually select an arbitrator within 15 business days after the dispute, claim or cause of action is submitted to arbitration, then the arbitrator shall be selected in accordance with the rules regarding the selection of arbitrators as set forth in the Code of Civil Procedure. The parties involved agree to use commercially reasonable efforts to cause the arbitration hearing to be conducted within 75 days after the appointment of the arbitrator, and to use commercially reasonable efforts to cause the decision of the arbitrator to be furnished within 15 days after the conclusion of the arbitration hearing. The parties involved shall be entitled to only limited discovery at the discretion of the arbitrator, and agree that any discovery shall be completed at least 10 days prior to the commencement of the arbitration hearing. Resolution of the dispute shall be based solely upon the law governing the claims and defenses pleaded, and the arbitrator may not invoke any basis other than such controlling law. The arbitrator shall issue a written opinion setting forth the facts and law supporting any award. The initiator of such claim giving rise to the arbitration shall bear the costs of arbitration; however, the prevailing party shall be entitled to recover reasonable attorney fees and costs incurred in the arbitration to the extent allowed by law. Each party understands and agrees that under this Section 11.10(b), such party is waiving his or her right to a jury trial and his right to file any administrative agency charge with regard to any such disputes, claims or causes of action, including, but not limited to, all federal and state statutory and common law claims, or claims related to any breach of contract, fraud or tort. Nothing in this Section 11.10(b) is intended to prevent any of the parties hereto from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration. The prevailing party in any such court action shall be entitled to recover his or its reasonable attorneys’ fees and costs incurred in connection with such proceeding.

(c) Except as otherwise provided herein, each party to this Agreement: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the courts located in Montreal, Quebec; (ii) agrees that each provincial and federal court located in Montreal, Quebec shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in any provincial or federal court located in Montreal, Quebec, any claim that such party is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such Legal Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court

(d) Each Selling Shareholder irrevocably constitutes and appoints the Selling Shareholders’ Agent as his or her or its agent to receive service of process in connection with any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement.

11.11 Successors and Assigns. This Agreement shall be binding upon the parties and their respective successors, assigns, executors, administrators, estates, heirs and successors (if any). This Agreement shall inure to the benefit of: the Company; Purchaser; Parent; the other Indemnitees (subject to Section 10.8); the Selling Shareholders; the Selling Shareholders’ Agent; and their respective successors, assigns, executors, administrators, estates, heirs and successors (if any). Following the Closing, Purchaser and Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 10), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

11.12 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach. The parties agree that neither Parent, Purchaser nor any other Indemnitee shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related Legal Proceeding.

11.13 Waiver.

(a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.14 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

11.15 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

11.16 Parties in Interest. Except for the provisions of Section 10, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

11.17 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

11.18 Disclosure Schedule. The Disclosure Schedule (and any update thereto delivered pursuant to Section 5.3) shall be arranged in separate parts corresponding to the numbered and lettered sections contained herein permitting such disclosure, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section herein permitting such disclosure.

11.19 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement and Exhibit A and the Schedules to this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

11.20 United States Dollars. All references to amounts measured in dollars in this Agreement, the Company Transaction Agreements and the Selling Shareholder Transaction Agreements shall be deemed to be measured in dollars of the United States of America, unless expressly stated otherwise.

11.21 Use of English Language. Les parties ont requis que le présent Share Purchase Agreement soit rédigé dans la langue anglaise. The parties have requested that this Share Purchase Agreement be drafted in the English language.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

RACKABLE SYSTEMS, INC., a Delaware corporation

By:	/s/Tom Barton
Name:	Tom Barton
Title:	Chief Executive Officer

RACKABLE SYSTEMS CANADA ACQUISITION ULC,
an Alberta unlimited liability company

By:	/s/Madhu Ranganathan
Name:	Madhu Ranganathan
Title:	President

TERRASCALE TECHNOLOGIES INC.,
a Canadian Business Corporations Act company

By:	/s/Gautham Sastri
Name:	Gautham Sastri
Title:	Chief Executive Officer

TUMIT COMMUNICATIONS INC.,
as Selling Shareholders’ Agent

By:	/s/Dean Proctor
Name:	Dean Proctor
Title:	President

Stock Purchase Agreement Signature Page

IN WITNESS WHEREOF, the undersigned Selling Shareholder has caused this Agreement to be executed and delivered as of the date first set forth above.

LOTHIAN PARTNER (SARL) SICAR

By:	/s/ Matthys Bogers

Name:	Matthys Bogers
Title:	Manager

Address:

Facsimile:

Stock Purchase Agreement Signature Page

IN WITNESS WHEREOF, the undersigned Selling Shareholder has caused this Agreement to be executed and delivered as of the date first set forth above.

ENTREPIA FUND NORTH, LP (HEREIN ACTING AND REPRESENTED BY ENTREPRIA CANADA INC., ITS GENERAL PARTNER)

By:	/s/ S. Gene Kawaratani

Name:	S. Gene Kawaratani

Title:	Chief Executive Officer

Address:

Facsimile:

Stock Purchase Agreement Signature Page

IN WITNESS WHEREOF, the undersigned Selling Shareholder has caused this Agreement to be executed and delivered as of the date first set forth above.

ENTREPIA FUND II, LP (HEREIN ACTING AND REPRESENTED BY ENTREPRIA VENTURES, INC., ITS GENERAL PARTNER)

By:	/s/ Amit Srivastava

Name:	Amit Srivastava

Title:	President

Address:

Facsimile:

Stock Purchase Agreement Signature Page

IN WITNESS WHEREOF, the undersigned Selling Shareholder has caused this Agreement to be executed and delivered as of the date first set forth above.

/s/ Jean-Sebastien Cournoyer
JEAN-SÉBASTIEN COURNOYER

Address:

Facsimile:

Stock Purchase Agreement Signature Page

IN WITNESS WHEREOF, the undersigned Selling Shareholder has caused this Agreement to be executed and delivered as of the date first set forth above.

DELSUR FINANCIAL CORPORATION

By:	/s/ James E. Hetherington

Name:	James E. Hetherington

Title:	President

Address:

Facsimile:

Stock Purchase Agreement Signature Page

IN WITNESS WHEREOF, the undersigned Selling Shareholder has caused this Agreement to be executed and delivered as of the date first set forth above.

/s/ Alexander Karakozoff
ALEXANDER KARAKOZOFF

Address:

Facsimile:

Stock Purchase Agreement Signature Page

IN WITNESS WHEREOF, the undersigned Selling Shareholder has caused this Agreement to be executed and delivered as of the date first set forth above.

6080294 CANADA INC.

By:	/s/ Jean-Sebastien Cournoyer

Name:	Jean-Sebastien Cournoyer

Title:	President

Address:

Facsimile:

Stock Purchase Agreement Signature Page

IN WITNESS WHEREOF, the undersigned Selling Shareholder has caused this Agreement to be executed and delivered as of the date first set forth above.

GESTION PIERRE LANTHIER INC.

By:	/s/ Pierre Lanthier

Name:	Pierre Lanthier

Title:	President

Address:

Facsimile:

Stock Purchase Agreement Signature Page

IN WITNESS WHEREOF, the undersigned Selling Shareholder has caused this Agreement to be executed and delivered as of the date first set forth above.

GESTION YVES PAQUETTE INC.

By:	/s/ Yves Paquette

Name:	Yves Paquette

Title:	President

Address:

Facsimile:

Stock Purchase Agreement Signature Page

IN WITNESS WHEREOF, the undersigned Selling Shareholder has caused this Agreement to be executed and delivered as of the date first set forth above.

/s/ Mark MacLeod
MARK MACLEOD

Address:

Facsimile:

Stock Purchase Agreement Signature Page

IN WITNESS WHEREOF, the undersigned Selling Shareholder has caused this Agreement to be executed and delivered as of the date first set forth above.

/s/ Dean Proctor
DEAN PROCTOR

Address:

Facsimile:

Stock Purchase Agreement Signature Page

IN WITNESS WHEREOF, the undersigned Selling Shareholder has caused this Agreement to be executed and delivered as of the date first set forth above.

/s/ Kolja Kuse
KOLJA KUSE

Address:

Facsimile:

Stock Purchase Agreement Signature Page

IN WITNESS WHEREOF, the undersigned Selling Shareholder has caused this Agreement to be executed and delivered as of the date first set forth above.

/s/ Alan Macintosh

ALAN MACINTOSH

Address:

Facsimile:

Stock Purchase Agreement Signature Page

IN WITNESS WHEREOF, the undersigned Selling Shareholder has caused this Agreement to be executed and delivered as of the date first set forth above.

/s/ Friedhelm Hayer
FRIEDHELM HAYER

Address:

Facsimile:

Stock Purchase Agreement Signature Page

IN WITNESS WHEREOF, the undersigned Selling Shareholder has caused this Agreement to be executed and delivered as of the date first set forth above.

/s/ Arun Taneja
ARUN TANEJA

Address:

Facsimile:

Stock Purchase Agreement Signature Page

IN WITNESS WHEREOF, the undersigned Selling Shareholder has caused this Agreement to be executed and delivered as of the date first set forth above.

/s/ Derek Lindsay
DEREK LINDSAY

Address:

Facsimile:

Stock Purchase Agreement Signature Page

IN WITNESS WHEREOF, the undersigned Selling Shareholder has caused this Agreement to be executed and delivered as of the date first set forth above.

/s/ Robin Harker
ROBIN HARKER

Address:

Facsimile:

Stock Purchase Agreement Signature Page

IN WITNESS WHEREOF, the undersigned Selling Shareholder has caused this Agreement to be executed and delivered as of the date first set forth above.

/s/ Karine Beatty
KARINE BEATTY

Address:

Facsimile:

Stock Purchase Agreement Signature Page

IN WITNESS WHEREOF, the undersigned Selling Shareholder has caused this Agreement to be executed and delivered as of the date first set forth above.

/s/ Gautham Sastri
GAUTHAM SASTRI

Address:

Facsimile:

Stock Purchase Agreement Signature Page

IN WITNESS WHEREOF, the undersigned Selling Shareholder has caused this Agreement to be executed and delivered as of the date first set forth above.

/s/ Iain Findleton
IAIN FINDLETON

Address:

Facsimile:

Stock Purchase Agreement Signature Page

IN WITNESS WHEREOF, the undersigned Selling Shareholder has caused this Agreement to be executed and delivered as of the date first set forth above.

/s/ Steve McCauley
STEVE MCCAULEY

Address:

Facsimile:

Stock Purchase Agreement Signature Page

IN WITNESS WHEREOF, the undersigned Selling Shareholder has caused this Agreement to be executed and delivered as of the date first set forth above.

/s/ Michael Declerck
MICHAEL DECLERCK

Address:

Facsimile:

Stock Purchase Agreement Signature Page

IN WITNESS WHEREOF, the undersigned Selling Shareholder has caused this Agreement to be executed and delivered as of the date first set forth above.

/s/ Dale Geldart
DALE GELDART

Address:

Facsimile:

Stock Purchase Agreement Signature Page

IN WITNESS WHEREOF, the undersigned Selling Shareholder has caused this Agreement to be executed and delivered as of the date first set forth above.

/s/ Xinliang Zhou
XINLIANG ZHOU

Address:

Facsimile:

Stock Purchase Agreement Signature Page

IN WITNESS WHEREOF, the undersigned Selling Shareholder has caused this Agreement to be executed and delivered as of the date first set forth above.

/s/ Lynn Mormann
LYNN MORMANN

Address:

Facsimile:

Stock Purchase Agreement Signature Page

IN WITNESS WHEREOF, the undersigned Selling Shareholder has caused this Agreement to be executed and delivered as of the date first set forth above.

/s/ John Snyder
JOHN SNYDER

Address:

Facsimile:

Stock Purchase Agreement Signature Page

IN WITNESS WHEREOF, the undersigned Selling Shareholder has caused this Agreement to be executed and delivered as of the date first set forth above.

/s/ Tianhong Zhao
TIANHONG ZHAO

Address:

Facsimile:

Stock Purchase Agreement Signature Page

IN WITNESS WHEREOF, the undersigned Selling Shareholder has caused this Agreement to be executed and delivered as of the date first set forth above.

/s/ Troy McLelan
TROY MCLELAN

Address:

Facsimile:

Stock Purchase Agreement Signature Page

IN WITNESS WHEREOF, the undersigned Selling Shareholder has caused this Agreement to be executed and delivered as of the date first set forth above.

/s/ Bernardo Tarantino
BERNARDO TARANTINO

Address:

Facsimile:

Stock Purchase Agreement Signature Page

IN WITNESS WHEREOF, the undersigned Selling Shareholder has caused this Agreement to be executed and delivered as of the date first set forth above.

/s/ Andrew J. Lewis
ANDREW J. LEWIS

Address:

Facsimile:

Stock Purchase Agreement Signature Page

IN WITNESS WHEREOF, the undersigned Selling Shareholder has caused this Agreement to be executed and delivered as of the date first set forth above.

/s/ Adam Manthei
ADAM MANTHEI

Address:

Facsimile:

Stock Purchase Agreement Signature Page

IN WITNESS WHEREOF, the undersigned Selling Shareholder has caused this Agreement to be executed and delivered as of the date first set forth above.

/s/ Jean-François Brosseau
JEAN-FRANÇOIS BROSSEAU

Address:

Facsimile:

Stock Purchase Agreement Signature Page

IN WITNESS WHEREOF, the undersigned Selling Shareholder has caused this Agreement to be executed and delivered as of the date first set forth above.

/s/ Ken Phillips
KEN PHILLIPS

Address:

Facsimile:

Stock Purchase Agreement Signature Page

IN WITNESS WHEREOF, the undersigned Selling Shareholder has caused this Agreement to be executed and delivered as of the date first set forth above.

TERRASCALE SHARE PURCHASE TRUST

By:	/s/ illegible

Name:
Title:

Address:

Facsimile:

Stock Purchase Agreement Signature Page

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A and the Disclosure Schedule):

Acquired Corporations. “Acquired Corporations” shall mean (i) the Company, (ii) each Subsidiary of the Company, and (iii) each corporation or other Entity that has been merged into or that otherwise is a predecessor to any of the Entities identified in clauses “(i)” and “(ii)” above.

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction involving: (a) the sale, license, disposition or acquisition of all or a substantial portion of the business or assets of any Acquired Corporation; (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of an Acquired Corporation (other than Company Common Shares issued to employees of the Company upon exercise of Company Options in routine transactions in accordance with the Company’s past practices), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of an Acquired Corporation, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of an Acquired Corporation; or (c) any Acquisition, consolidation, share exchange, business combination, reorganization, recapitalization or similar transaction involving an Acquired Corporation.

Agreement. “Agreement” shall mean the Share Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

COBRA. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Company Affiliate. “Company Affiliate” shall mean any Person under common control with an Acquired Corporation within the meaning of Sections 414(b), (c), (m) and (o) of the U.S. Code, and the regulations issued thereunder.

Company Capital Stock. “Company Capital Stock” shall mean Company Common Shares, Company Preferred Shares and Company Class Z Shares.

Company Contract. “Company Contract” shall mean any Contract: (a) to which an Acquired Corporation is a party; (b) by which an Acquired Corporation or any of its assets is or may become bound or under which an Acquired Corporation has, or may become subject to, any obligation; or (c) under which an Acquired Corporation has or may acquire any right or interest.

Company Employee. “Company Employee” shall mean any current or former employee, consultant, independent contractor or director of an Acquired Corporation or a Company Affiliate.

Company Employee Agreement. “Company Employee Agreement” shall mean any management, employment, severance, change in control, transaction bonus, consulting,

relocation, repatriation or expatriation agreement or other Contract between an Acquired Corporation or a Company Affiliate and any Company Employee, other than any such Contract that is terminable “at will” and without any obligation on the part of an Acquired Corporation or any Company Affiliate to make any payments or provide any benefits in connection with termination of such Contract.

Company Employee Plan. “Company Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, and whether funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan and, for greater certainty, including any Plan, program, etc. provided for individuals employed in Canada that would be subject to ERISA if it were provided to individuals employed in the U.S.), that is or has been maintained, contributed to or required to be contributed to by an Acquired Corporation or any Company Affiliate for the benefit of any Company Employee, or with respect to which an Acquired Corporation or any Company Affiliate has or may have any liability or obligation; provided, however, than a Company Employee Agreement shall not be considered an “Company Employee Plan.”

Company IP. “Company IP” shall mean (a) all Intellectual Property Rights in the Company Products and Company Software and (b) all Intellectual Property Rights in which an Acquired Corporation has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

Company IP Contract. “Company IP Contract” shall mean any Company Contract that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with or for an Acquired Corporation, including any source code escrow agreement.

Company Option. “Company Option” shall mean an option to acquire shares of Company Common Shares from the Company, whether vested or unvested.

Company Option Plan. “Company Option Plan” shall mean the Company’s 2004 Stock Option Plan.

Company Pension Plan. “Company Pension Plan” shall mean any (a) Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA or a registered pension plan within the meaning of the Pension Benefits Act (Ontario) or other similar pension standards law in Canada, or (b) other occupational pension plan, including any final salary or money purchase plan.

Company Preferred Shares. “Company Preferred Shares” shall mean the Company Class A Preferred Shares and Company Class B Preferred Shares.

Company Product. “Company Product” shall mean any software, hardware or other product that is currently being or at any time has been developed, manufactured, marketed,

distributed, licensed, sold or made available (as part of a service bureau, time-sharing, application service provider or similar arrangement or otherwise) by any of the Acquired Corporations.

Company Shareholders’ Agreement. “Company Shareholders’ Agreement” shall mean the First Amended and Restated Agreement of the Shareholders of the Company dated March 23, 2004.

Company Software. “Company Software” shall mean any software (including software development tools and software embedded in hardware devices, and all updates, upgrades, releases, enhancements and bug fixes) owned, developed (or currently being developed), used, marketed, distributed, licensed or sold by an Acquired Corporation at any time (other than non-customized third-party software that is not incorporated into any Company Product and is licensed to an Acquired Corporation solely in object code form and solely for internal use on a non-exclusive basis).

Company Warrants. “Company Warrants” means the warrants listed in Part 2.11(a)(vii) of the Disclosure Schedules.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions. “Contemplated Transactions” shall mean the transactions and other matters contemplated by the Agreement, including the Acquisition.

Continuing Employee. “Continuing Employee” means a Company Employee who has counter-signed an offer letter agreeing to continued employment with an Acquired Corporation through the Closing or who otherwise becomes an employee of Parent, Purchaser, or a Subsidiary of Parent or Purchaser at the Closing.

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, certificate, warranty, proxy, insurance policy, benefit plan or legally binding commitment, arrangement or undertaking of any nature.

CRA. “CRA” shall mean the Canada Revenue Agency.

Damages. “Damages” shall include any loss, damage (including consequential, indirect and special damages), injury, decline in value, lost opportunity, lost profits, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature.

Debentures. “Debentures” means the secured convertible debentures listed in Part 2.11(a)(vii) of the Disclosure Schedules.

Disclosure Schedule. “Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to Parent and Purchaser on behalf of the Company.

DOL. “DOL” shall mean the United States Department of Labor.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

End User License. “End User License” shall mean an end user license to one or more Company Products granted by an Acquired Corporation in the ordinary course of business and consistent with past practice.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

Environmental Law. “Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Escrow Agent. “Escrow Agent” shall mean Computershare Trust Company of Canada.

Escrow Agreement. “Escrow Agreement” shall mean the escrow agreement to be entered into among Purchaser, Parent, the Selling Shareholders, the Selling Shareholders’ Agent and the Escrow Agent on the Closing Date, substantially in the form of Exhibit H to the Agreement.

Escrow Fund. “Escrow Fund” shall mean the escrow fund established pursuant to the Escrow Agreement.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

Expiration Date. “Expiration Date” shall mean the date that is 18 months after the Closing Date.

FMLA. “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

GAAP. “GAAP” shall mean generally accepted accounting principles in Canada.

Government Bid. “Government Bid” shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

Government Contract. “Government Contract” shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including the NASD).

HIPAA. “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

Indemnitees. “Indemnitees” shall mean the following Persons: (a) Parent; (b) Purchaser; (c) Parent’s current and future affiliates (including the Company); (d) Purchaser’s current and future affiliates (including the Company); (e) the respective Representatives of the Persons referred to in clauses “(a),” “(b),” “(c)” and “(d)” above; and (f) the respective successors and assigns of the Persons referred to in clauses “(a),” “(b),” “(c),” “(d)” and “(e)” above; provided, however, that the stockholders of the Company shall not be deemed to be “Indemnitees.”

Intellectual Property. “Intellectual Property” shall mean algorithms, APIs, apparatus, databases, data collections, development tools, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

Intellectual Property Rights. “Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, waivers of moral and similar rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; (f) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above; and (g) and all causes of action, rights of recovery and enforcement and claims for damage or other relief, world-wide (including any and all rights to sue for the infringement or unauthorized use thereof ) relating, referring or pertaining to the foregoing (including all rights to oppose applications for the registration of similar or confusing trademarks), along with all income, royalties, damages or payments due, payable or recoverable in respect of the foregoing including claims for past or future infringement or misappropriation of intellectual property or any of the foregoing rights.

IRS. “IRS” shall mean the United States Internal Revenue Service.

Knowledge. An individual shall be deemed to have “Knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a diligent and comprehensive investigation concerning the truth or existence of such fact or other matter. The Company shall be deemed to have “Knowledge” of a particular fact or other matter if any Selling Shareholder or any director or officer of an Acquired Corporation has Knowledge of such fact or other matter. Any other Entity shall be deemed to have “Knowledge” of a particular fact or other matter if any director, officer, partner or other Representative of such Entity has Knowledge of such fact or other matter.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, provincial, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Material Adverse Effect. “Material Adverse Effect” shall mean any change, event, effect, claim, circumstance or matter that (considered together with all other changes, events, effects, claims, circumstances or matters) is, or could reasonably be expected to be or to become, materially adverse to (a) the business, condition, assets, capitalization, Intellectual Property, liabilities, results of operations, financial performance, prospects or contractual relationships of the Acquired Corporations taken as a whole, (b) the right of Parent or Purchaser to own, or to derive any benefit of ownership of, the stock of the Company, or (c) the ability of the Company or any of the Selling Shareholders to perform any of its, her or his covenants or obligations under the Agreement or under any other Contract referred to in or contemplated by the Agreement.

Materials of Environmental Concern. “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

Non-U.S. Plan. “Non-U.S. Plan” shall mean: (a) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body outside the United States; (b) any Company Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside the United States; and (c) any Company Employee Plan that covers or has covered any Company Employee whose services are or have been performed primarily outside of the United States.

NR Selling Shareholder. “NR Selling Shareholder” means any Selling Shareholder who is identified on Schedule 3.6.

Order. “Order” shall mean any order, writ, injunction, judgment or decree.

Parent Common Stock. “Parent Common Stock” shall mean the common stock, par value $0.001 per share, of Parent.

PBGC. “PBGC” shall mean the United States Pension Benefit Guaranty Corporation.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Pre-Closing Period. “Pre-Closing Period” shall mean the period from the date of the Agreement through the Closing.

Pre-Closing Transactions. “Pre-Closing Transactions” shall mean the transactions described in Sections 5.5 .

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

Representatives. “Representatives” shall mean officers, directors, employees, partners, agents, attorneys, accountants, advisors and representatives.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

Tax. “Tax” shall mean any federal, state, provincial, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Act. “Tax Act” means the Income Tax Act (Canada), as amended.

Tax Escrow Agreement. “Tax Escrow Agreement” means the tax escrow agreements in the form of Exhibit E.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Transaction Expenses. “Transaction Expenses” shall mean any fee, cost, expense, payment, expenditure, liability (contingent or otherwise) or obligation of the Company or any other Acquired Corporation (including legal fees and expenses, accounting fees and expenses and financial advisory fees and expenses), whether incurred prior to the date of the Agreement or during the Pre-Closing Period, that:

(a) relates directly or indirectly to (i) the proposed disposition of all or a portion of the business of the Acquired Corporations, or the process of identifying, evaluating and negotiating with prospective purchasers of all or a portion of the business of the Acquired Corporations, (ii) the investigation and review conducted by Parent, Purchaser and their respective Representatives with respect to the business of the Acquired Corporations (and the furnishing of information to Parent, Purchaser and their respective Representatives in connection with such investigation and review), (iii) the negotiation, preparation, review, execution, delivery or performance of the Agreement (including the Disclosure Schedule) or any certificate, opinion, Contract or other instrument or document delivered or to be delivered in connection with any of the Contemplated Transactions, (iv) the preparation and submission of any filing or notice required to be made or given in connection with any of the Contemplated Transactions, and the obtaining of any Consent required to be obtained in connection with any of the Contemplated Transactions or (v) the consummation of the Acquisition or any of the other Contemplated Transactions; or

(b) arises or is expected to arise, is triggered or becomes due or payable, in whole or in part, as a direct or indirect result of the consummation (whether alone or in combination with any other event or circumstance) of the Acquisition or any of the other Contemplated Transactions.

U.S. Code. “U.S. Code” shall mean the United States Internal Revenue Code of 1986, as amended.

Schedule A: Selling Shareholders

6080294 Canada Inc.

Alexander L. Karakozoff

Adam Manthei

Andrew J. Lewis

Alan Macintosh

Arun Taneja

Bernardo Tarantino

Dale Geldart

Dean Proctor

Delsur Financial Corporation

Derek Lindsay

Entrepia Fund II, LP

Entrepia Fund North, LP

Friedhelm Heyer

Gautham Sastri

Gestion Pierre Lanthier Inc.

Gestion Yves Paquette Inc.

Iain Findleton

Jean-François Brosseau

Jean-Sébastien Cournoyer

John Snyder

Karine Beatty

Ken Phillips

Kolja Kuse

Lothian Partner (SARL) Sicar

Lynn Mormann

Mark MacLeod

Michael Declerck

Robin Harker

Steve McCauley

Terrascale Share Purchase Trust

Tianhong Zhao

Troy McLelan

Xinliang Zhou